Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

By And Among

ARROW ELECTRONICS, INC.,

RICHARDSON ELECTRONICS, LTD.,

And

CERTAIN SUBSIDIARIES OF

RICHARDSON ELECTRONICS, LTD.

DATED AS OF OCTOBER 1, 2010

i

3.25	Richardson Board	38
3.26	Employee Consulting Obligations	38
3.27	Investment Canada Act	38
3.28	Solvency	38
3.29	Fairness Opinion	39
3.30	No Other Representations or Warranties	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		39
4.1	Existence and Power; Authorization	39
4.2	No Conflicts; Consents	40
4.3	Brokers, Finders	40
4.4	Financial Capability	40
4.5	Litigation	40
4.6	UK Tax	40
4.7	No Other Representations or Warranties	40

ARTICLE V EMPLOYEES		41
5.1	The Buyer’s Obligations	41
5.2	No Third Party Beneficiaries	45
5.3	Employee Notifications	45
5.4	Employees of the UK Business	45

ARTICLE VI ADDITIONAL COVENANTS OF THE PARTIES		45
6.1	Conduct of Business Until Closing	45
6.2	Notification of Certain Matters	48
6.3	Stockholder Meeting; Proxy Material	48
6.4	Access Pending Closing	49
6.5	Books and Records	49
6.6	Government and Third Party Consents	50
6.7	Antitrust Laws	50
6.8	Affiliate Agreements	51
6.9	Confidentiality; Announcements	51
6.10	Cooperation	53
6.11	Insurance	53
6.12	Use of Sellers and Richardson Names and Marks	53
6.13	Richardson Software	54
6.14	Other Offers	54
6.15	Facilitation of Claims Processing	58
6.16	Delivery of Monthly Financials	58
6.17	Non-Compete and Non-Solicit Provisions	58
6.18	Canadian Tax Covenants	60
6.19	China Covenants	62
6.20	Licenses and Permits	62

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER		62
7.1	Accuracy of Representations and Warranties	62
7.2	Performance of Obligations	63

7.3	Officer’s Certificate	63
7.4	Consents and Approvals	63
7.5	No Contrary Judgment	63
7.6	Richardson Stockholder Approval	63
7.7	Deliveries	63

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF RICHARDSON		64
8.1	Accuracy of Representations and Warranties	64
8.2	Performance of Obligations	64
8.3	Officer’s Certificate	64
8.4	Consents and Approvals	64
8.5	No Contrary Judgment	64
8.6	Richardson Stockholder Approval	64
8.7	Deliveries	64

ARTICLE IX INDEMNIFICATION		65
9.1	Indemnification by Richardson	65
9.2	Indemnification by the Buyer	65
9.3	Notice and Payment of Losses	66
9.4	Defense of Third Party Claims	66
9.5	Survival of Representations and Warranties	67
9.6	Limitation on Indemnification	67
9.7	Characterization and Calculation of Indemnity Payments	68
9.8	Exclusive Remedy	68

ARTICLE X MISCELLANEOUS PROVISIONS		68
10.1	Notice	68
10.2	Termination; Termination Fee	69
10.3	Entire Agreement	71
10.4	Severability	71
10.5	Assignment; Binding Agreement	72
10.6	Counterparts	72
10.7	Expenses	72
10.8	Headings; Interpretation	72
10.9	Bulk Sales Laws	72
10.10	Governing Law	72
10.11	Submission to Jurisdiction	73
10.12	No Waiver	73
10.13	No Third Party Beneficiaries or Other Rights	73
10.14	Amendment and Waiver	73

EXHIBITS

Exhibit A	Form of LaFox Real Estate Lease

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Manufacturing Agreement

Exhibit E	Form of Trademark License

Exhibit F	Form of Purchase Price Allocation Methodology

ANNEXES

Annex A-1	UK Tax Matters

Annex A-2	UK Property Matters

Annex A-3	UK Employment Matters

Annex A-4	Sweden Employment Matters

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into as of this 1st day of October, 2010, by and among Richardson Electronics, Ltd., a Delaware corporation (“Richardson”), each subsidiary of Richardson set forth on the signature pages hereto (collectively with Richardson, the “Sellers” and each individually, a “Seller”), and Arrow Electronics, Inc., a New York corporation (the “Buyer”). Capitalized terms are defined in ARTICLE I.

RECITALS

WHEREAS, the Sellers, through Richardson’s RF, Wireless & Power Division, are engaged in the business of distributing, marketing and selling RFPD Products (the “Business”);

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, the Purchased Assets, and the Sellers desire to assign, and the Buyer desires to assume from the Sellers, the Assumed Liabilities, in each case, on the following terms and conditions; and

WHEREAS, concurrently with the execution of this Acquisition Agreement, the Buyer and the Richardson Majority Stockholder are entering into the Voting Agreement pursuant to which the Richardson Majority Stockholder has agreed, inter alia, to vote in favor of the approval and adoption of this Acquisition Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms, whenever used herein, will have the following meanings for all purposes of this Acquisition Agreement:

1.1 “Accounts Payable” means all bona fide trade accounts payable of the Sellers incurred exclusively in connection with the Business in the Ordinary Course accruing as of the Effective Time, excluding Intercompany Payables, up to the amounts therefor set forth on the Closing Date Working Capital Statement.

1.2 “Accounts Receivable” means all bona fide trade accounts receivable of the Sellers representing amounts receivable in respect of goods shipped or services rendered in connection with the Business in the Ordinary Course accruing as of the Effective Time; provided, however, that the Accounts Receivable shall not include any accounts receivable as of the Effective Time subject to any third party collection procedures or any other Legal Proceeding which have been commenced in connection therewith.

1.3 “Acquisition Agreement” means this Acquisition Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules, Disclosure Schedules and Exhibits hereto.

1.4 “Acquisition Proposal” has the meaning set forth in Section 6.14(g)(i).

1.5 “Affiliate” with respect to any specified Person, means any Person which is controlling, controlled by, or under common control, directly or indirectly, with such specified Person, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.6 “Announcement Effect” means any condition, effect or change relating to the Business, to the extent arising from the announcement or disclosure of this Acquisition Agreement) or the identity or actions of the Buyer.

1.7 “Antitrust Law” means the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign Laws, if any, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

1.8 “Assets” means all assets, properties and rights of every kind (whether tangible or intangible), including real and personal property, Contracts and Intellectual Property.

1.9 “Assumed Contracts” has the meaning set forth in Section 2.3(b).

1.10 “Assumed Liabilities” means liabilities of the Sellers that are set forth in Section 2.3.

1.11 “Assumed Licenses” has the meaning set forth in Section 2.1(l).

1.12 “Assumed Product Claims” has the meaning set forth in Section 2.3(c).

1.13 “Assumed Real Property Leases” has the meaning set forth in Section 2.1(c).

1.14 “Balance Sheet” has the meaning set forth in Section 1.55.

1.15 “Benchmark Working Capital” means $83,400,000.

1.16 “Benefit Plan(s)” means any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer or director of any Seller or any of its Affiliates, or any beneficiary or dependent thereof, that is sponsored or maintained by any Seller or any of its Affiliates or to which any Seller or any of its Affiliates contributes or is obligated to contribute or has any Liability with respect to, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, retirement fund, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practices, arrangement or agreement, other than Statutory Plans.

1.17 “Business” has the meaning set forth in the Recitals.

1.18 “Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of Illinois or New York.

1.19 “Buyer” has the meaning set forth in the preamble.

1.20 “Buyer Indemnified Persons” has the meaning set forth in Section 9.1.

1.21 “Buyer’s Accountant” has the meaning set forth in Section 2.7(b).

1.22 “Canadian Buyer” has the meaning set forth in Section 6.18(a).

1.23 “Canadian Seller” has the meaning set forth in Section 3.8(i).

1.24 “Canadian Transferred Employee” means the Transferred Employees who are Employees employed by the Business in Canada.

1.25 “Closing” means the consummation of the transactions contemplated by this Acquisition Agreement, as provided for in Sections 2.5 and 2.6.

1.26 “Closing Date” means the first Business Day of the month following the month in which the conditions precedent set forth in ARTICLE VII have occurred or have been satisfied, but in no event shall such date be prior to January 1, 2011.

1.27 “Closing Date Working Capital” has the meaning set forth in Section 2.7(b).

1.28 “Closing Date Working Capital Statement” has the meaning set forth in Section 2.7(b).

1.29 “Closing Purchase Price” has the meaning set forth in Section 2.5.

1.30 “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.31 “Competing Business” has the meaning set forth in Section 6.17(a).

1.32 “Competing EDG Business” has the meaning set forth in Section 6.17(b).

1.33 “Confidentiality Agreement” means the confidentiality agreement, dated as of July 16, 2010, by and between Richardson and the Buyer.

1.34 “Contract” means any oral or written contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument to which any Seller (in respect of the Business) is a party or by which it is bound.

1.35 “DeMinimis” has the meaning set forth in Section 9.6(a).

1.36 “Determination Date” has the meaning set forth in Section 2.7(a).

1.37 “DGCL” means the Delaware General Corporation Law, as amended from time to time.

1.38 “DOJ” has the meaning set forth in Section 6.7(b).

1.39 “EDG Business” has the meaning set forth in Section 6.17(b).

1.40 “Effective Time” means the effective time of the Closing, which shall be deemed to be as of 12:01 a.m. on the Closing Date.

1.41 “Employee Withholding Documents” has the meaning set forth in Section 5.1(n).

1.42 “Employees” means the RFPD Employees and the RFPD-Allocated Employees.

1.43 “Encumbrances” means material mortgages, liens, pledges, charges, claims, security interests, options, rights of first refusal, easements, restrictive covenants or other encumbrances.

1.44 “Environmental Condition” means (a) any condition at or migrating from any Leased Real Property arising out of any Release of Hazardous Materials, or (b) to Richardson’s Knowledge, any condition at any third party location arising out of a Release of Hazardous Materials treated, stored, disposed, generated, used, owned or controlled by the Sellers (in respect of the Business) or with respect to which any Seller (in respect of the Business) arranged for or permitted the transportation or disposal of any Hazardous Material.

1.45 “Environmental Law” means any or all Laws relating to pollution, the protection of health, safety, the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, including without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. §9601 et seq.; (b) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (c) the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; (d) the Federal Solid Waste Disposal Act, 42 U.S.C. 6901 et seq.; and (e) the Federal Clean Air Act, 42 U.S.C. §7401 et seq., together with all rules, regulations and orders issued thereunder or any state or foreign equivalents thereto, and each as any of the same may have been amended up to the date hereof.

1.46 “Environmental Liabilities” means those environmental liabilities set forth on Disclosure Schedule 1.46.

1.47 “Environmental Permit” means any permits, approvals, consents or other authorizations by or pursuant to any Environmental Law in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

1.48 “Equipment” has the meaning set forth in Section 3.4(a).

1.49 “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.50 “Estimated Working Capital” has the meaning set forth in Section 2.7(a).

1.51 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

1.52 “Excluded Assets” means all of the assets, properties, rights and interests of the Sellers that are set forth in Section 2.2.

1.53 [Reserved].

1.54 “Final Working Capital” has the meaning set forth in Section 2.7(e).

1.55 “Financial Statements” means (i) the unaudited statements of operating income of the Business for the fiscal year ended May 29, 2010, and the unaudited balance sheet data of the Business as of May 29, 2010, and (ii) the unaudited balance sheet data of the Business as of August 28, 2010 (the “Balance Sheet”), and the related statement of operating income for the three (3) month period then ended, all prepared as set forth in Disclosure Schedule 3.7(a).

1.56 “FTC” has the meaning set forth in Section 6.7(b).

1.57 “GAAP” means U.S. generally accepted accounting principles.

1.58 “Governmental Authority” means any United States federal, state or local, or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

1.59 “GST” or “HST” means the goods and services tax or the harmonized sales tax imposed pursuant to Part IX of the Excise Tax Act (Canada).

1.60 “Hazardous Materials” means any pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined in or with respect to which liability or standards of conduct are imposed under any Environmental Law, including without limitation, petroleum, petroleum products, asbestos, asbestos containing materials, urea formaldehyde and polychlorinated biphenyls.

1.61 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

1.62 “Indemnification Basket” has the meaning set forth in Section 9.6(a).

1.63 “Indemnified Party” has the meaning set forth in Section 9.3.

1.64 “Indemnifying Party” has the meaning set forth in Section 9.3.

1.65 “Independent Accountant” has the meaning set forth in Section 2.7(c).

1.66 “Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all: patents and patent applications; trademarks, service marks, and trade dress, trade names, domain names, fictitious names, logos, slogans, designs and registrations and applications for registration therefor; trade secrets, know-how, and confidential and proprietary business or technical information (including customer and supplier lists, pricing and cost information, business and marketing plans and data); copyrights and registrations and applications for registration therefor; and all proprietary rights in formulae, processes, software programs, technology, databases, inventions and discoveries, whether or not patentable, copyrightable or otherwise subject to registration.

1.67 “Intercompany Payables” means payables due from any Seller in connection with the Business, to Richardson or any of its Affiliates.

1.68 “International Acquisition Agreements” means the agreements providing for the sale, transfer, assignment and delivery of the Purchased Assets and the assumption of the Assumed Liabilities of certain non-U.S. Sellers, including those set forth in Disclosure Schedule 1.68, to the Buyer (or an Affiliate of the Buyer).

1.69 “Inventory” means all inventory of the Business as of the Closing Date, including (a) raw materials, work in process and finished goods of the Business, (b) inventory purchased from the manufacturer thereof or a distributor that is duly licensed or franchised to distribute such items by such manufacturer, and (c) inventory purchased from a source other than the manufacturer thereof or a distributor that is duly licensed or franchised to distribute such items by such manufacturer, but only to the extent such inventory does not exceed two percent (2%) of the total inventory to be transferred pursuant to Section 2.1(b), and excluding raw materials and work in process inventory associated with the Manufacturing Agreement.

1.70 “IRS” means the United States Internal Revenue Service.

1.71 “LaFox Facility” means that certain real property owned by Richardson in LaFox, Illinois at 40W267 Keslinger Road.

1.72 “LaFox Real Estate Lease” means that certain lease for certain space at the LaFox Facility attached hereto as Exhibit A.

1.73 “Law” means any federal, state or local, domestic or foreign, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law, in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

1.74 “Leased Personal Property” has the meaning set forth in Section 2.1(d).

1.75 “Leased Real Property” means all leases with respect to real property pursuant to which any Seller (in relation to the Business) is a lessee as of the date hereof.

1.76 “Legal Proceedings” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, judicial, investigative or appellate proceeding, whether public or private, and whether formal or informal), hearing, inquiry, audit, examination, investigation, determination of appeal or assessment inquiry, hearing, litigation or prosecution commenced, whether brought, initiated, conducted, asserted or maintained by a court or Governmental Authority or any other Person.

1.77 “Liabilities” means all liabilities, claims, obligations, costs, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, accrued or unaccrued, or liquidated or unliquidated.

1.78 “Licenses and Permits” has the meaning set forth in Section 3.14.

1.79 “Local Currency” means the currency of the jurisdiction in which the Seller of each applicable Purchased Asset is located.

1.80 “Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, assessments, damages, dues, penalties, fines, amounts paid in settlement, defense costs, Taxes, Encumbrances, costs and expenses (including interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and disbursements), of any nature whatsoever, including any of such or the portion thereof that may occur during or relate to the period after the Closing.

1.81 “Manufacturing Agreement” means that certain agreement in the form of Exhibit D hereto to be entered into prior to the Closing by and between Buyer and Richardson regarding certain manufacturing services to be performed by Richardson.

1.82 “Material Adverse Effect” means any adverse effect, circumstance or change, or any violation or other matter, if such adverse effect, circumstance, change, violation or other matter, either individually or in the aggregate with all other effects, circumstances, changes, violations or other matters, has or could reasonably be expected to have a material adverse effect on the business, Assets, condition (including financial condition) or results of operations of the Business, taken as a whole, but excluding (a) economic effects or changes that are generally applicable to the industries or markets in which the Business operates, (b) general changes in the United States or world financial markets or general economic conditions (except, in the case of clauses (a) and (b), to the extent such effect or change disproportionately affects the Business in a material adverse way), (c) any Announcement Effect, or (d) any adverse change, event, development or effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign, that do not relate only to the Business. In determining whether, as of any specified time or during any specified period, there exists or has occurred any Material Adverse Effect relating to the financial condition or results of operations of the Business, such determination shall be measured in reference to the financial condition or results of operations, as the case may be, described in the Balance Sheet and the related statement of income for the three (3) month period then ended.

1.83 “Material Contracts” has the meaning set forth in Section 3.13(a).

1.84 “Non-U.S. Benefit Plans” means all Benefit Plans other than U.S. Benefit Plans.

1.85 “Notice of Claim” has the meaning set forth in Section 9.3.

1.86 “Open Source Software” means any Software that is, in whole or in part, subject to the provisions of any Contract that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses), and that requires or conditions the use or distribution of any such Software on the disclosure, licensing or distribution of any source code for any portion of any Software owned or developed by any of the Sellers, or otherwise imposes any limitation, restriction or condition on the right or ability of any of the Sellers to use or distribute any Software owned or developed by any of the Sellers.

1.87 “Order” means any award, decision, injunction, judgment, order, direction, summons, decree, ruling, demand, subpoena, assessment, reassessment, verdict or arbitration award entered, issued, made or rendered by any Governmental Authority or by any arbitrator, whether final, interim or interlocutory.

1.88 “Ordinary Course” means, with respect to the Business, the ordinary course of commercial operations customarily engaged in by the Business consistent with past practices.

1.89 “Other Confidential Information” has the meaning set forth in Section 6.9(b).

1.90 “Party” means any of Richardson, the Sellers, the Buyer, and “Parties” means all of them.

1.91 “Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed in Disclosure Schedule 1.91, (b) liens relating to Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law, and (d) licenses granted to others, in each case under clauses (b) and (c) hereof, which secure payment obligations with respect to amounts not yet due and payable (or the validity of which is being contested in good faith and by appropriate proceedings), and for which reserves in the full amount necessary to satisfy the Encumbrances have been set aside.

1.92 “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof, and a foreign equivalent of any of the foregoing or other entity.

1.93 “Pre-Closing Adjustment Amount” means the difference between the Estimated Working Capital and the Benchmark Working Capital, which, if a positive number shall be added to the Purchase Price, and if a negative number shall be subtracted from the Purchase Price.

1.94 “Pre-Closing Date Working Capital Statement” has the meaning set forth in Section 2.7(a).

1.95 “Pre-Closing Periods” means all taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

1.96 “Post-Closing Periods” means all taxable periods commencing the day after the Closing Date and the portion of any Straddle Period commencing the day after the Closing Date.

1.97 “Preliminary Exchange Rate” means, in relation to any amount of currency to be converted from US Dollars into Local Currency pursuant to this Acquisition Agreement, the US Dollar exchange rate for the applicable jurisdiction as published by the Wall Street Journal on the date that is two (2) Business Days prior to the Closing Date.

1.98 “Product” has the meaning set forth in Section 3.15.

1.99 “Proxy Statement” means a proxy statement relating to the Richardson Stockholder Meeting, as may be amended or supplemented from time to time.

1.100 “Purchase Price” has the meaning set forth in Section 2.5.

1.101 [Reserved].

1.102 “Purchased Assets” means all of the assets, properties, rights and interests owned by the Sellers that are set forth in Section 2.1.

1.103 “Qualified Plans” has the meaning set forth in Section 3.21(c).

1.104 “Records” has the meaning set forth in Section 6.5.

1.105 “Recoverable Taxes” has the meaning set forth in Section 2.8(a).

1.106 “Related Agreements” means (i) the Transition Services Agreement, (ii) the Voting Agreement, (iii) the Manufacturing Agreement, (iv) the LaFox Real Estate Lease and (v) the Trademark License.

1.107 “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, migration or dumping into the environment.

1.108 “Representatives” has the meaning set forth in Section 6.14(a).

1.109 “Required Consents” has the meaning set forth in Section 6.6.

1.110 “Retained Liabilities” means liabilities of the Sellers set forth in Section 2.4.

1.111 “Retained Product Claims” has the meaning set forth in Section 2.4(e).

1.112 “RFPD-Allocated Employees” means those individuals employed by the Sellers who are primarily associated with and allocated to the Business and who, as of September 29, 2010, are identified on Disclosure Schedule 3.20(d)(ii).

1.113 “RFPD Competitive Products” means products which are mechanically and electronically interchangeable with RFPD Products.

1.114 “RFPD Employees” means those individuals employed by the Sellers in respect of or assigned to the Business and who, as of September 29, 2010, are identified on Disclosure Schedule 3.20(d)(i).

1.115 “RFPD Marks” means the trademarks, service marks and logos set forth in Disclosure Schedule 1.115.

1.116 “RFPD Products” means products sold by or for which commissions on the sale thereof was earned by the Richardson RF, Wireless & Power Division at any time during the 2 years prior to Closing, as indicated in the financial records of the Sellers, provided, however, that vacuum capacitors and high voltage capacitors (1kv and above) shall not be deemed to be RFPD Products.

1.117 “Richardson” has the meaning set forth in the preamble.

1.118 “Richardson Adverse Recommendation Change” has the meaning set forth in Section 6.14(c).

1.119 “Richardson Adverse Recommendation Notice” has the meaning set forth in Section 6.14(d).

1.120 “Richardson Board” means the Board of Directors of Richardson or any authorized committee thereof.

1.121 “Richardson Board Recommendation” has the meaning set forth in Section 3.25.

1.122 “Richardson Class B Common Stock” means Richardson’s Class B common stock, $.05 par value.

1.123 “Richardson Common Stock” means Richardson’s common stock, $.05 par value, including Richardson’s Class B Common Stock.

1.124 “Richardson Confidential Information” has the meaning set forth in Section 6.9(c).

1.125 “Richardson IT/ERP System” means the IT infrastructure and assets identified on Disclosure Schedule 1.125 and the Richardson Software.

1.126 “Richardson Majority Stockholder” means Edward J. Richardson, Chairman, Chief Executive Office, Chief Operating Officer and President of Richardson, who beneficially owns and has the right to vote the shares of Richardson Common Stock, which collectively represent approximately 67% of the voting power of the issued and outstanding shares of Richardson Common Stock, as of September 29, 2010.

1.127 “Richardson Software” shall mean (a) all Software and related Intellectual Property and (b) all customizations, modifications, additions and improvements to Software that, in each case, have been (i) developed by employees of the Sellers within the scope of their employment, (ii) developed by independent contractors who have assigned their right to the Sellers, or (iii) otherwise acquired by the Sellers from a third party who has assigned all Intellectual Property rights and ownership of all Software it has developed on the Sellers’ behalf.

1.128 “Richardson Stockholder Approval” means the affirmative vote of a majority of the voting power of the issued and outstanding shares of Richardson Common Stock voting in accordance with the provisions of Richardson’s certificate of incorporation and by-laws as in effect on the date of such vote, which is necessary to authorize the sale of the Business pursuant to the terms set forth in this Acquisition Agreement.

1.129 “Richardson Stockholder Meeting” has the meaning set forth in Section 6.3(a).

1.130 “Richardson Withdrawal Recommendation” has the meaning set forth in Section 6.14(c).

1.131 “Richardson’s Accountant” has the meaning set forth in Section 2.7(b).

1.132 “Richardson’s Knowledge” shall mean the actual, conscious (and not constructive) knowledge of Edward Richardson, Wendy Diddell, Kathleen Dvorak, Kyle Badger, Gregory Peloquin, James Dudek, Rich Catey and Thomas Harbrecht.

1.133 “SEC” means the United States Securities and Exchange Commission.

1.134 “Sellers” has the meaning set forth in the preamble.

1.135 “Severance Costs” has the meaning set forth in Section 5.1(b)(ii).

1.136 “Software” means (i) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source, object, executable or binary code, (ii) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays on any web sites, (v) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof, and (vi) all other works of authorship and media relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

1.137 “Solvent” has the meaning set forth in Section 3.28.

1.138 “Standard Procedure” has the meaning set forth in Section 5.1(n).

1.139 “Statutory Plans” means retirement savings and benefit plans that any Seller is required by applicable Law to participate in or contribute to in respect of an employee, officer or director of such Seller or any beneficiary or dependent thereof, including the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable health, Tax, workplace safety insurance and employment insurance legislation.

1.140 “Straddle Period” means any taxable period that begins prior to and ends after the Closing Date. Taxes attributable to a Straddle Period shall be allocated between the period beginning the day after the Closing Date and the period ending on the Closing Date, as follows: (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, upon a deemed closing of the books basis and (ii) in the case of other Taxes, pro rata per day between the period ending on the Closing Date and the period beginning after the Closing Date. The Parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

1.141 “Straddle Return” means Tax Returns that are required to be filed for any Straddle Period.

1.142 “Superior Proposal” has the meaning set forth in Section 6.14(g)(ii).

1.143 “Tax” or “Taxes” means any federal, state, provincial, local or foreign income (including income tax required to be deducted or withheld from or accounted for in respect of any payment), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, Employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, workers compensation, employee health, real property, personal property, sales, use, transfer, value added, goods and services, social services, registration, alternative or add-on minimum, estimated or other tax, duty, rate or other levy and any other taxes, duties, levies, charges or withholdings corresponding to, similar to, replaced by or replacing any of them, including any interest, penalties or additions to tax in respect of the foregoing, whether or not disputed.

1.144 “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether primary or secondary, and whether due or to become due) with respect to Taxes.

1.145 “Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

1.146 “Termination Expenses” has the meaning set forth in Section 10.2(c).

1.147 “Termination Fee” has the meaning set forth in Section 10.2(c).

1.148 “Third Party Acquisition Agreement” has the meaning set forth in Section 6.14(a).

1.149 “Third Person” has the meaning set forth in Section 9.4.

1.150 “Third Person Claim” has the meaning set forth in Section 9.4.

1.151 “Trademark License” has the meaning set forth in Section 6.12(b).

1.152 “Transfer Regulations” means the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006, SI No. 246.

1.153 “Transferred Employees” means those RFPD Employees and RFPD-Allocated Employees who, pursuant to Section 5.1(a), accept employment with the Buyer or any of its Affiliates or whose employment transfers from a Seller or an Affiliate of Richardson to the Buyer or any of its Affiliates by operation of Law. Employees of the Business who, as of the Effective Time, are on approved leave of absence for military, workers’ compensation, short or long-term disability, family illness, or parental leave shall be included.

1.154 “Transition Services Agreement” means an agreement in the form attached hereto as Exhibit B by and between the Buyer and Richardson regarding services to be provided by Richardson to the Buyer and by the Buyer to Richardson during the transition period immediately following the sale of the Business.

1.155 “Update Schedule” has the meaning set forth in Section 6.2.

1.156 “UK Business” means all of the Business carried on by the Sellers in the United Kingdom.

1.157 “UK Business Premises” means those properties used or occupied by the Seller in connection with the UK Business.

1.158 “UK Lease” means the Assumed Real Property Lease under which the UK Leasehold Business Premises are held and of which brief particulars are set out in Part 2 of Annex A-2.

1.159 “UK Leasehold Business Premises” means those of the UK Business Premises which are the subject of the UK Lease, together with all buildings and fixtures other than those items affixed to those UK Business Premises by the lessee which can be removed under the terms of the UK Lease.

1.160 “UK Property Schedule” means Annex A-2 of this Acquisition Agreement, entitled “UK Property Matters.”

1.161 “UK Transferring Employees” means any employee employed in the UK Business (for the purpose of the Transfer Regulations) immediately before Closing excluding any employee who would have been so employed had they not been unfairly dismissed for a reason connected to the transfer of the UK Business and any employee who objects to becoming employed by the Buyer under Regulation 4(7) of the Transfer Regulations.

1.162 “U.S. Benefit Plan” means a Benefit Plan maintained in the United States.

1.163 “U.S. Transferred Employees” means the Transferred Employees who are Employees employed by the Business in the United States.

1.164 “Voting Agreement” means an agreement in the form attached hereto as Exhibit C by and between Buyer and the Richardson Majority Stockholder.

1.165 “WARN Act” has the meaning set forth in Section 5.1(k).

1.166 “Working Capital” means Accounts Receivable plus Inventory, minus Accounts Payable, each as set forth on the Closing Date Working Capital Statement.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Acquisition Agreement, as of the Effective Time, the Sellers shall sell, assign, transfer and convey to the Buyer (or such Affiliates of the Buyer as the Buyer may direct), and the Buyer (or such Affiliates of the Buyer as the Buyer may direct) shall purchase, acquire and accept from such Sellers, all of such Sellers’ right, title and interest to and in all of the Assets owned by such Sellers that are primarily used, or held for use, in the Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist at the Effective Time, free and clear of all Encumbrances other than Permitted Encumbrances (the “Purchased Assets”); provided, however, that in no event shall the Purchased Assets include any Excluded Assets or Assets to which the Buyer receives the benefit under the Transition Services Agreement or the Manufacturing Agreement. Without limiting the generality of the foregoing, the Purchased Assets shall include (other than Excluded Assets) all right, title and interest in, to and under:

(a) all Accounts Receivable;

(b) all Inventory;

(c) all leases and leasehold interests of real property, as to which any Seller is the lessee, as of the date hereof, and which are set forth on Disclosure Schedule 2.1(c) (the “Assumed Real Property Leases”);

(d) all Equipment primarily used in the Business, including all leases with respect to Equipment pursuant to which any Seller is a lessee as of the date hereof, as set forth on Disclosure Schedule 2.1(d) (the “Leased Personal Property”), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(e) all rights of the Sellers in, to and under the Assumed Contracts;

(f) all Assets listed on Disclosure Schedule 2.1(f) and Disclosure Schedule 3.4(a)(i);

(g) all of the Sellers’ rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties relating to the Business, liquidated or unliquidated, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties, except to the extent they relate to Excluded Assets or Retained Liabilities;

(h) all Intellectual Property listed on Disclosure Schedule 2.1(h), including the RFPD Marks, and all goodwill associated therewith;

(i) the Richardson IT/ERP System;

(j) all books, records, files and papers, whether in hard copy or computer format, primarily relating to the Business, including, without limitation, engineering information and records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, provided, however, that in the event local Law applicable to a Seller requires retention of original documents, copies of the above books, records and other papers shall be delivered;

(k) all goodwill associated with the Business or the Purchased Assets;

(l) all rights of the Sellers in, to and under those Licenses and Permits set forth on Disclosure Schedule 2.1(l) (the “Assumed Licenses”); and

(m) all other assets owned by the Sellers that are primarily used in, or are necessary for, the operation of the Business other than the Excluded Assets or Assets to which the Buyer receives the benefit under the Transition Services Agreement or the Manufacturing Agreement.

2.2 Excluded Assets. Notwithstanding any provision in this Acquisition Agreement or any other writing to the contrary, the following assets, properties, rights, licenses and businesses owned by the Sellers (the “Excluded Assets”) shall be retained by the Sellers and shall be excluded from the Purchased Assets:

(a) cash and cash equivalents including, without limitation, bank deposits, investments in so-called “money market” funds, commercial paper funds, certificates of deposit, bank drafts, letters of credit, Treasury Bills and accrued interest thereon of all the Sellers;

(b) any and all refunds of Taxes and interest thereon and any deferred Tax assets of any of the Sellers attributable to any Pre-Closing Period;

(c) intercompany accounts receivable;

(d) any assets used by any Seller in connection with businesses other than the Business, provided that such assets are not primarily used in, or necessary for, the Business;

(e) any contracts of insurance or related prepaid assets in respect of the Business (including, without limitation, prepaid insurance attributable to insurance coverage provided by Richardson which will not continue following the Closing Date);

(f) any assets relating to the Benefit Plans of each Seller;

(g) any assets transferred or otherwise disposed of by the Sellers in compliance with this Acquisition Agreement prior to the Closing;

(h) any assets which relate to or correspond to a Retained Liability;

(i) all trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations, other than those set forth on Disclosure Schedule 2.2(i);

(j) any and all real property owned by the Sellers;

(k) any Leased Real Property not specifically included in the Purchased Assets;

(l) the issued and outstanding shares of stock of any Seller or any subsidiary of any Seller;

(m) any assets used by all of Richardson’s strategic business units, provided that such assets are not primarily used in the Business;

(n) all rights of the Sellers in, to and under all Licenses and Permits not transferred to Buyer pursuant to Section 2.1(l); and

(o) the assets set forth on Disclosure Schedule 2.2(o).

2.3 Assumption of Liabilities. Upon the terms and subject to the terms and conditions of this Acquisition Agreement, as of the Effective Time, the Sellers shall assign and transfer to the Buyer (or such Affiliate of Buyer as the Buyer may direct), and the Buyer (or such Affiliate of Buyer as the Buyer may direct) shall assume and agree to discharge and perform when due the following Liabilities of the Sellers relating to the Business (the “Assumed Liabilities”); provided, however, that in no event shall the Assumed Liabilities include any Retained Liability:

(a) all Accounts Payable (other than intercompany accounts payable);

(b) all obligations of the Sellers as of the Effective Time for performance after the Effective Time under the executory portion of each of the Contracts listed on Disclosure Schedule 2.3(b) (the “Assumed Contracts”), but not including any Liability for any breach or default thereunder accruing during, arising out of or related to the period on or prior to Closing;

(c) any Liability for product warranty or liability with respect to any Products sold by the Sellers on or prior to the Closing Date (the “Assumed Product Claims”), up to a maximum of Five Hundred Thousand Dollars ($500,000); and

(d) the Liabilities set forth on Disclosure Schedule 2.3(d).

2.4 Retained Liabilities. Except for the Assumed Liabilities, all other Liabilities and obligations of the Sellers and their Affiliates (collectively, the “Retained Liabilities”) shall be retained by the Sellers and their Affiliates and shall not be assumed or discharged by the Buyer. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(a) any Liability which relates to or corresponds to an Excluded Asset;

(b) except as provided in Section 5.1, any and all Liabilities related to Benefit Plans (and Statutory Plans for the Pre-Closing Periods), and other Employee matters to be retained by the Sellers as provided in this Acquisition Agreement, including but not limited to all pension Liabilities for ERISA Affiliates;

(c) any and all Liabilities of any Seller arising under this Acquisition Agreement;

(d) any and all indebtedness for money borrowed from others;

(e) any Liability in excess of the maximum amount of the Assumed Product Claims for product warranty or liability with respect to any Products sold by the Sellers on or prior to the Closing Date (the “Retained Product Claims”);

(f) all Environmental Liabilities;

(g) any matters disclosed or required to be disclosed on Disclosure Schedule 3.11; and

(h) any Taxes properly allocable to a Pre-Closing Period.

2.5 Consideration. The aggregate consideration that the Buyer shall pay the Sellers for the Purchased Assets and other rights of the Buyer hereunder shall be Two Hundred and Ten Million U.S. Dollars (U.S. $210,000,000) (the “Purchase Price”), subject to adjustment as provided in Section 2.7 (the “Closing Purchase Price”). The Closing Purchase Price will be payable to each Seller for the applicable Purchased Assets (i) in immediately available Local Currency funds as converted from US Dollars based on the Preliminary Exchange Rate and (ii) based on amounts allocated to each Seller under paragraphs 1 and 2 of Exhibit F.

2.6 Closing. The Closing shall take place at 9:00 a.m. on the Closing Date at the offices of Bryan Cave LLP in Chicago, Illinois, or on such other date and at such other place as the Parties may agree in writing. At Closing, Richardson shall deliver or cause to be delivered to the Buyer the documents and other items identified in Section 7.7, and the Buyer shall deliver to Richardson (a) by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Disclosure Schedule 2.6, the Closing Purchase Price and (b) the documents and other items identified in Section 8.7.

2.7 Working-Capital Adjustment. The Purchase Price shall be adjusted as of the Closing in the following manner:

(a) Five (5) Business Days prior to the Closing Date, Richardson shall deliver to the Buyer a statement (the “Pre-Closing Date Working Capital Statement”), which shall (A) set forth Richardson’s good faith estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”), prepared from the Business’ books and records and in accordance with GAAP, consistent with the Financial Statements, and in accordance with Richardson’s accounting principles as disclosed on Disclosure Schedule 2.7(a), (B) be as of a date not more than five (5) Business Days prior to the Closing Date, and (C) reflect no write-up of any individual asset of the Business which was included in the Balance Sheet and is included in the Pre-Closing Date Working Capital Statement to a value greater than its value in the Balance Sheet. The Purchase Price shall be adjusted by an amount equal to the Pre-Closing Adjustment Amount, if any.

(b) As soon as practicable, and in no event later than sixty (60) days following the Closing Date, the Buyer shall prepare and deliver to Richardson a statement (the “Closing Date Working Capital Statement”), which shall (A) set forth the Working Capital as of the Closing Date (the “Closing Date Working Capital”), (B) contain the same line item categories as those contained in the Pre-Closing Date Working Capital Statement and (C) be prepared from the books and records of the Business and in accordance with accounting principles, policies and practices consistent with those used in the preparation of the Pre-Closing Date Working Capital Statement. As part of the preparation of the Closing Date Working Capital Statement, immediately following the Closing, the Buyer shall conduct, and the Sellers shall have the right to participate with the Buyer in conducting, a complete physical inventory of the Business as of the Closing Date and the results thereof shall be reflected in the Closing Date Working Capital Statement. Richardson and their independent public accountant (“Richardson’s Accountant”) may participate and observe the preparation of the Closing Date Working Capital Statement. The Buyer and its independent public accountant (“Buyer’s Accountant”) shall make all of their work papers and other relevant documents in connection with the preparation of the Closing Date Working Capital Statement available to Richardson and Richardson’s Accountant, and shall make the persons in charge of the preparation of the Closing Date Working Capital Statement available for reasonable inquiry by Richardson and Richardson’s Accountant.

(c) Richardson shall notify the Buyer in writing as soon as practicable, and in no event more than thirty (30) days, following receipt of the Closing Date Working Capital Statement if it does not agree with the Closing Date Working Capital set forth thereon, in which case the Buyer and Buyer’s Accountant, on the one hand, and Richardson and Richardson’s Accountant, on the other, will use good faith efforts during the fifteen (15) day period following the date the Buyer received such notice from Richardson to resolve any differences they may have as to the Closing Date Working Capital. If Richardson fails to notify Buyer in writing within such thirty (30) day period that it does not agree with the Closing Date Working Capital set forth on the Closing Date Working Capital Statement, then the Closing Date Working Capital reflected therein shall be deemed to have been accepted by Richardson. Such written notice will identify with reasonable specificity the calculations with which Richardson disagrees or Richardson’s other bases for such disagreement. If Richardson and the Buyer cannot reach agreement during such fifteen (15) day period, they shall submit their disagreements within ten (10) days after the expiration of such fifteen (15) day period to an independent, nationally-recognized public accounting firm jointly selected by Richardson and the Buyer (the “Independent Accountant”), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Closing Date Working Capital. The Independent Accountant shall act as an expert and not as an arbitrator, and, in resolving the disagreements referred to it, shall review the disagreements referred to it in accordance with GAAP, consistent with the Financial Statements, and in accordance with Richardson’s accounting principles as disclosed on Disclosure Schedule 2.7(a). If the Parties are unable to jointly select an Independent Accountant within the ten (10) day period, PricewaterhouseCoopers LLP shall be deemed to have been selected as the Independent Accountant. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which Richardson and the Buyer have not reached agreement pursuant to the preceding sentence. The Independent Accountant’s determination of the Closing Date Working Capital, which shall be completed as promptly as practicable but in no event later than twenty (20) days following its selection, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, each of Richardson and the Buyer for all purposes.

(d) If the Closing Date Working Capital as determined by the Independent Accountant is closer to the Closing Date Working Capital advocated by (i) Richardson than it is to the Closing Date Working Capital advocated by the Buyer, the Buyer shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section or (ii) the Buyer than it is to the Closing Date Working Capital advocated by Richardson, Richardson shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section.

(e) In the event that the Closing Date Working Capital determined in accordance with subparagraphs (b) and (c) of this Section 2.7, as the case may be (the “Final Working Capital”) is greater than the Estimated Working Capital, Buyer shall, within three (3) Business Days following the date of determination of the Final Working Capital (the “Determination Date”), pay to each applicable Seller, an amount equal to such Seller’s share of the difference between the Final Working Capital and the Estimated Working Capital as determined pursuant to paragraph 3 of Exhibit F.

(f) In the event that the Final Working Capital is less than the Estimated Working Capital, each applicable Seller shall, within three (3) Business Days following the Determination Date, pay to the Buyer or Affiliate of the Buyer (as applicable), an amount equal to such Seller’s share of the difference between the Estimated Working Capital and the Final Working Capital as determined pursuant to paragraph 3 of Exhibit F.

2.8 Taxes.

(a) Except as otherwise provided herein, Richardson shall pay or cause to be paid all transfer, documentary, sales, use, value-added, property, gross receipts, stamp, registration or other similar Taxes (other than any value added or similar taxes which are or could be recoverable or refundable by Buyer operating in the relevant jurisdiction using its reasonable efforts, “Recoverable Taxes”, provided that the Recoverable Taxes shall not include any Taxes where the event entitling Buyer to the recovery or refund occurs more than eighteen (18) months after the Closing Date) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Acquisition Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred, and the Buyer shall bear no responsibility for any portion thereof. Any Recoverable Taxes shall be borne and paid solely by Buyer. The Buyer and Richardson agree to use their best efforts to obtain any certificate, including a resale certificate, or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Except as otherwise provided herein, Richardson shall prepare or cause to be prepared and shall timely file all necessary Tax Returns and other documentation with respect to any Taxes described in this Section 2.8(a), and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Richardson shall be responsible for preparing and filing, or causing to be prepared and filed, (i) all Tax Returns of any Seller and (ii) all Tax Returns relating to the Business and the Purchased Assets for all taxable periods ending on or before the Closing Date. The Buyer shall prepare and file, or cause to be prepared and filed, all other Tax Returns relating to the Business and the Purchased Assets. Except with respect to any Recoverable Taxes, Richardson shall pay or shall cause the appropriate Seller to pay (i) those Taxes provided for in Section 2.8(a) and (ii) all Pre-Closing Period Taxes applicable to the Business and the Purchased Assets. The Buyer will pay for all Post-Closing Period Taxes applicable to the Business and the Purchased Assets. In the case of any Taxes relating to a Straddle Period, the Buyer shall notify Richardson of any amounts due from Richardson or any of the Sellers in respect of such Straddle Period no later than ten (10) days prior to the date on which such Straddle Return is due, and Richardson shall remit, or cause to be remitted, such payment to the Buyer no later than five (5) days prior to the date such Straddle Return is due.

(c) Any Tax refunds and interest thereon that are received by the Buyer, and any amounts actually credited against Tax payable by the Buyer for a Post-Closing Period, that relate to Pre-Closing Periods shall be for the account of Richardson, and the Buyer shall pay over to Richardson any such refund and interest actually received thereon or the amount of any such credit within fifteen (15) days after receipt or, in the case of a credit, the time that such credit is claimed by the Buyer or an Affiliate on the applicable Tax Return. In the event the Buyer fails to pay Richardson any such amounts due under this Section 2.8(c) within the time period specified, the Buyer shall pay, in addition to the amounts due, interest on such amount, compounded annually, calculated using a 365 day year from the date of receipt or entitlement thereto through the date prior to the date of payment at the prime lending rate of JP Morgan Chase Bank as in effect from time to time.

(d) The Buyer and Richardson agree to furnish, or cause to be furnished, to each other, upon written notice pursuant to Section 10.1, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Buyer and Richardson shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 2.8(d). Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 9.4 of this Acquisition Agreement.

(e) The provisions of Part 1 of Annex A-1, “Obligations of the Parties for UK Tax Matters” shall apply in respect of the UK Business and shall have effect as if set out in this Section 2.8(e).

2.9 Allocation of Purchase Price; Exchange Rate Adjustment.

(a) Exhibit F hereto provides the methodology that the parties will use for purposes of determining (i) the allocation of the Closing Purchase Price among the Sellers, and (ii) the allocation of Purchase Price, and any Assumed Liabilities properly taken into account, among the Purchased Assets for U.S. federal, state, local and, where applicable, foreign tax purposes.

(b) The allocation as finally determined pursuant to this Section 2.9 and Exhibit F shall be binding on Richardson and the Buyer for all Tax reporting purposes, and Richardson and the Buyer shall not take inconsistent positions with respect to, and shall each use reasonable best efforts to sustain, such allocation in any subsequent Tax audit or similar proceeding, and each of Richardson and the Buyer agrees to cooperate with the other in preparing IRS Form 8594 (to the extent required to reflect the allocation), and to furnish the other with a draft copy of such form within a reasonable period before its filing due date.

2.10 Transfer of Purchased Assets and Assumed Liabilities.

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities, shall pass to the Buyer when the legal title thereto shall be transferred to the Buyer.

(b) In the event that the legal interest in any of the Purchased Assets to be sold, assigned, transferred or conveyed pursuant to this Acquisition Agreement, or any claim,

right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred or conveyed hereunder as of the Effective Time because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then the legal interest in the Purchased Assets shall not be sold, assigned, transferred or conveyed. Richardson shall and shall cause the other Sellers to, at their expense, and the Buyer shall and shall cause its Affiliates, at their expense, to use reasonable best efforts to cooperate in obtaining such consents or approvals as may be necessary to complete such transfers as soon as practicable. If any such consent shall not be obtained, Sellers shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits intended to be assigned to the Buyer under the relevant Assumed Real Property Leases, Leased Personal Property, Assumed Contracts and Assumed Licenses, including enforcement at the cost and for the account of the Buyer of any and all rights of Sellers against the other party thereto arising out of the breach thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, the Buyer shall have no obligation pursuant to Section 2.3 or otherwise with respect to any such Assumed Real Property Lease, Leased Personal Property, Assumed Contract or Assumed License.

(c) In the event that the Buyer provides written notice to the Sellers within ten (10) Business Days prior to the Closing that certain of the Assumed Contracts will not be included in the Purchased Assets, then all such Assumed Contracts identified therein shall not constitute Assumed Contracts and shall not be sold, assigned, transferred or conveyed to the Buyer; provided, however, that there shall be no adjustment to the Closing Purchase Price as a result thereof and, provided, further, that any and all Losses incurred by the Sellers as a result thereof shall be borne and paid solely by the Buyer.

(d) Subject to Section 2.8, the Sellers shall bear all costs and expenses associated with the assignment to the Buyer and its Affiliates of all the Purchased Assets, and the recordation by them, of Intellectual Property, provided, that the responsibility for all costs and expenses associated with the assignment to the Buyer and its Affiliates of all software license agreements, information technology license or similar agreements, and the recordation by them shall be allocated in accordance with the Transition Services Agreement.

(e) As of the Effective Time, the Buyer agrees and undertakes to assume the Assumed Liabilities and to duly and properly perform and discharge the outstanding obligations of the relevant Seller under the Assumed Liabilities.

(f) The provisions of this Section 2.10 shall not affect the right of the Buyer not to consummate the transactions contemplated by this Acquisition Agreement if the condition to its obligations hereunder contained in Section 7.4 has not been fulfilled. Nothing in this Acquisition Agreement shall be construed as an attempt to assign to the Buyer any legal interest in any of the Purchased Assets or Assumed Liabilities which, as a matter of law or by the terms of any legally binding contract, engagement or commitment to which any of the Sellers are subject, is not assignable without the consent of any other party, unless such consent shall have been given.

2.11 Withholding Taxes. The Buyer and its designees shall be entitled to deduct and withhold from the consideration otherwise payable hereunder amounts required to be deducted and withheld under any provision of applicable federal, state, local or foreign Tax Law, provided, that the Parties agree to cooperate with one another and take all reasonable actions to minimize such amounts that need to be deducted and withheld. To the extent amounts are deducted and withheld, such amounts will be promptly paid to the appropriate Governmental Authority and shall be treated for all purposes of this Acquisition Agreement as having been paid by the Buyer.

2.12 Further Assurances. From and after the Closing, the Parties shall do such acts and timely execute and deliver such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

2.13 Transfer of Purchased Assets and Assumed Liabilities in Italy. With specific regard to the transfer of the Business in Italy, by way of partial derogation from the provisions of this Article II, Richardson and the Buyer agree to cause, respectively, Richardson Electronics SRL, as a prospective Seller, and Silverstar S.r.l., as a prospective Buyer, to commence as soon as practicable after the execution of the Acquisition Agreement the procedure provided for by section 47 of Law n.428 of 1990 which will be completed on the 25th day following receipt of the notice commencing such procedure, whereupon Richardson Electronics SRL and Silverstar S.r.l. shall be deemed to have adhered to the Acquisition Agreement in all respects only upon completion of the mentioned procedure and, at Closing, shall enter into any transaction which is necessary in order to consummate the purchase and sale of the Business in Italy in accordance with all relevant provisions of the Acquisition Agreement.

2.14 UK Property Matters. Notwithstanding anything in this Acquisition Agreement to the contrary, the provisions of Part 1 of Annex A-2 shall apply in respect of the UK Leasehold Business Premises and have effect as if set out in this Section 2.14.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers jointly and severally represents and warrants to the Buyer as of the date hereof (or on such other dates as are indicated in certain representations and warranties below) and the Closing Date (with the intention that the representations and warranties are also made for the express benefit of any designee of the Buyer acquiring the Purchased Assets or Assumed Liabilities) as follows:

3.1 Existence and Power; Authorization.

(a) Each of the Sellers has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Purchased Assets. Each of the Sellers has all requisite power and authority to execute and deliver this Acquisition Agreement and the Related Agreements to which they are a party, and, upon receiving Richardson Stockholder Approval in accordance with the DGCL, this Acquisition Agreement and the Related Agreements, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Each of the Sellers is duly organized, validly existing and in good standing (to the extent such concept is applicable in such Seller’s jurisdiction of organization) under the laws of its jurisdiction of formation set forth on Disclosure Schedule 3.1(b). Each of the Sellers is duly qualified or licensed to transact business as a foreign entity or as a domestic entity with foreign investment and is in good standing (to the extent such concept is applicable in the applicable jurisdiction) in each jurisdiction that requires such qualification or license for the conduct of the Business, except in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) This Acquisition Agreement has been duly executed and delivered by each of the Sellers and, upon receiving Richardson Stockholder Approval in accordance with the DGCL and this Acquisition Agreement, constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Acquisition Agreement and, upon receiving Richardson Stockholder Approval in accordance with the DGCL and this Acquisition Agreement, the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of the Sellers.

3.2 No Conflicts; Consents.

(a) Except as set forth on Disclosure Schedule 3.2(a), neither the execution and delivery by any Seller of this Acquisition Agreement or any of the Related Agreements to which such Seller is a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the articles of incorporation, certificate of formation, bylaws, operating agreement or other organizational document of any Seller; (ii) violate any Law or Order to which any Seller is a party or by which any Seller, the Business or any of the Purchased Assets or Assumed Liabilities may be subject; or (iii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) of any obligation under any Material Contract.

(b) Except as set forth on Disclosure Schedule 3.2(b), to Richardson’s Knowledge, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or third party are required in connection with the execution, delivery or performance of this Acquisition Agreement by any of the Sellers or the consummation by the Sellers of the transactions contemplated hereby.

3.3 Title and Condition of Assets; Sufficiency.

(a) The Sellers have, and, subject to Section 2.10, the Buyer shall receive at Closing, good and marketable title to all of the Purchased Assets, and the Sellers have, and, subject to Section 2.10, the Buyer shall receive at Closing, good leasehold title to the Purchased Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets have been maintained in the Ordinary Course, and are in good operating condition and repair (subject to normal wear and tear). Except as set forth on Disclosure Schedule 3.3, and except for Excluded Assets, the Purchased Assets include all assets reflected on the Balance Sheet, other than those disposed of in compliance with Section 3.9 or in accordance with Section 6.1.

(b) Except for those assets used to provide Manufacturing Services (as defined in the Manufacturing Agreement) pursuant to the Manufacturing Agreement and the Excluded Assets, as of the Effective Time, the Purchased Assets shall include all assets necessary to conduct the Business as presently conducted and all assets necessary to provide services to the Sellers pursuant to the Transition Services Agreement. For the avoidance of doubt, notwithstanding any disclosures made pursuant to the representations and warranties of this ARTICLE III, the Sellers agree that all Encumbrances other than Permitted Encumbrances shall be discharged or released in full at or prior to Closing.

3.4 Equipment.

(a) Set forth on Disclosure Schedule 3.4(a)(i) is a true and correct list of all capital assets including, machinery, equipment, furnishings, fixtures, office equipment, motor vehicles, and other supplies and spare and repair parts, stores and other tangible personal property (whether owned or leased) used primarily by the Business, and located at any of the facilities included in the Assumed Real Property Leases (the “Equipment”), which has a net book value in excess of $10,000. Disclosure Schedule 3.4(a)(ii) sets forth a list of facilities from which the Business operates and the categories of Equipment within each facility that will be included in the Purchased Assets or excluded from the Purchased Assets, as appropriate.

(b) Except as set forth on Disclosure Schedule 3.4(b) each Seller has, and the Buyer shall receive at Closing (in relation to the Business), a valid leasehold interest in the Leased Personal Property free and clear of all Encumbrances, other than Permitted Encumbrances.

3.5 Inventory. Except for (i) Inventory purchased for customer specific requirements (so long as such Inventory is subject to a non-cancelable, non-returnable contract for the purchase thereof by such customer) and (ii) the inventory described in clause (c) of Section 1.69, to the extent that a product in Inventory is subject to a stock rotation or similar return provision in a Contract with a distribution supplier of the Business, such product meets the requirements for return to the supplier under the applicable Contract other than as a result of quantity limitations with respect to such return rights. All Inventory is merchantable and consists of a quality and quantity usable and salable in the Ordinary Course at not less than book value, net of any applicable reserve reflected on the Closing Date Working Capital Statement. All items included in Inventory are the property of the Sellers, are not held by Sellers on consignment from others and conform in all material respects to standards applicable to the sale or use of such inventory imposed by any Governmental Authority with jurisdiction in the location in which the applicable Seller intends to sell such Inventory, and, as of the Closing Date, shall be free and clear of any Encumbrances other than Permitted Encumbrances and shall not be pledged as collateral. Except as set forth on Disclosure Schedule 3.5, the Sellers have not sold any inventory of the Business, which the purchaser thereof has the right to return to the Sellers or cause the Sellers to repurchase for any reason except (i) pursuant to the standard product warranties of the Sellers for product quality or mistake in shipment, and (ii) to the extent the same will be reflected in reserves on the Closing Date Working Capital Statement.

3.6 Accounts Receivable. The Accounts Receivable (i) arose from bona fide sales transactions in the Ordinary Course and are payable in the Ordinary Course on terms consistent with Sellers’ past practices, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity), (iii) to Richardson’s Knowledge, are not subject to any valid set-off or counterclaim by the debtor, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) to Richardson’s Knowledge, are collectible in the Ordinary Course in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Closing Date Working Capital Statement, (vi) are not owed by any Affiliate of any Seller, and (vii) are not the subject of any Legal Proceedings brought by or on behalf of any Seller. The Sellers have not received any written notice from any account debtor regarding any dispute over any of the Accounts Receivable. None of the Accounts Receivable constitutes duplicate billings of other Accounts Receivable. There are no security arrangements or collateral securing the repayment or other satisfaction of the Accounts Receivable.

3.7 Financial Statements. Attached as Disclosure Schedule 3.7(a) are the Financial Statements. Except as described in Disclosure Schedule 3.7(b), the Financial Statements (a) present fairly, in all material respects, the financial position and results of operations of the Business at the dates and for the periods indicated, and (b) were prepared, in accordance with GAAP, consistently applied, from and consistent with the books and records of the Business and are accurate and complete in all material respect.

3.8 Taxes. Except as set forth on Disclosure Schedule 3.8:

(a) All Tax Returns required to be filed with respect to the Business and the Purchased Assets have been filed in a timely manner (taking into account all extensions of due dates), all such Tax Returns are accurate, complete and correct in all material respects. All Taxes owed by the Sellers have been duly and timely paid other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Balance Sheet.

(b) No deficiencies for any Taxes (whether actual or contingent) in respect of the Business or the Purchased Assets have been asserted or assessed in writing that remain unpaid.

(c) There are no pending Tax examinations or audits of, nor any action, suit, investigation or claim asserted or threatened against any Seller by any Governmental Authority.

(d) Except for the Permitted Encumbrances, there are no Encumbrances for Taxes upon the Business or any of the Purchased Assets.

(e) No Seller has received any written ruling of a taxing authority with respect to Taxes relating to the Business or the Purchased Assets, or any other written and legally binding agreement with a taxing authority with respect to Taxes relating to the Business or the Purchased Assets.

(f) Each Seller has complied (and until the Closing Date will comply) with all applicable Laws, rules, and regulations in connection with the payment and withholding of Taxes relating to the Business and the Purchased Assets (including withholding and reporting requirements under Code Sections 3401 through 3406, 6041 and 6049 and similar provisions under any other Laws) and has, within the time and in the manner prescribed by Law, withheld from amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party and paid over to the proper Governmental Authorities all required amounts.

(g) No Seller has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on its behalf) relating to the Business or the Purchased Assets.

(h) Part 2 of Annex A-1 (“Representations and Warranties in relation to UK Tax Matters”) shall apply in respect of the UK Business and shall have effect as if set out in this Section 3.8(h).

(i) The Seller with respect to the business conducted in Canada (“Canadian Seller”) (i) is not a non-resident of Canada for the purposes of the Income Tax Act (Canada), (ii) has remitted to the appropriate Governmental Authority, when required by law to do so, all amounts collected by it on account of the GST, HST and applicable provincial sales Taxes and Canadian Seller is duly registered under the Excise Tax Act (Canada) with respect to the GST and the HST and its registration number is 104520382RT0001 and (iii) is duly registered under the Quebec Sales Tax Act with respect to the Quebec Sales Tax and its registration number is 1006449685TQ0001.

3.9 Events Subsequent to Balance Sheet. Since August 28, 2010, except as set forth on Disclosure Schedule 3.9, in connection with the Business:

(a) no third party has accelerated, terminated, made material modifications to, or canceled any Material Contract to which any of the Sellers is a party;

(b) none of the Sellers has experienced any material damage, destruction or loss (whether or not covered by insurance) to any Purchased Assets;

(c) there has not been any material strike, work stoppage or slowdown;

(d) there has not been any sale, lease, transfer or other disposition by any Seller of, or mortgages or pledges of or the imposition of any Encumbrance other than Permitted Encumbrances on, the Purchased Assets, other than sales or other dispositions of inventory in the Ordinary Course of the Business;

(e) there has not been any change in pricing or inventory accounting (i) methods, (ii) practices employed by any Seller or (iii) elections made by any Seller;

(f) none of the Sellers has taken any action that if taken after the date hereof would constitute a violation of Section 6.1;

(g) none of the Sellers has committed to do any of the foregoing except as contemplated by this Acquisition Agreement or as agreed to in writing by the Buyer; and

(h) there has not been a Material Adverse Effect.

3.10 Undisclosed Liabilities. Except (i) as reflected or reserved against in the Balance Sheet, (ii) for liabilities that are not required to be disclosed on a balance sheet in accordance with GAAP, or (iii) as disclosed in Disclosure Schedule 3.10, there are no liabilities against, relating to or affecting the Business, other than liabilities incurred in the Ordinary Course after the date of the Balance Sheet.

3.11 Litigation. Except as set forth on Disclosure Schedule 3.11, there are no Legal Proceedings pending or, to Richardson’s Knowledge, threatened against any Seller (with respect to the Business) or any of the Purchased Assets, other than Ordinary Course collection matters involving the payment of less than $100,000 or less than $500,000 in the aggregate. The Sellers (with respect to the Business) are not, and the Purchased Assets are not, subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority.

3.12 Real Property.

(a) Disclosure Schedule 3.12(a) sets forth the addresses of the properties that are subject to all Assumed Real Property Leases and a true and complete list (including the date and name of the parties thereto) of all leases relating thereto. The Sellers have delivered or made available to Buyer a true and complete copy of each lease and of any subordination and/or non-disturbance agreements related thereto. Each Seller (in relation to the Business) has a valid leasehold interest in the Assumed Real Property Leases, free and clear of all Encumbrances, except Permitted Encumbrances to the extent such Permitted Encumbrances do not materially interfere with the current use of the Assumed Real Property Leases. With respect to the Assumed Real Property Leases:

(i) Except as set forth on Disclosure Schedule 3.12(a)(i), each of the Assumed Real Property Leases has been registered before the competent governmental entity, if required by applicable Law, except (other than with respect to Assumed Real Property Leases for any real property located in the People’s Republic of China) where the failure to do could not reasonably be expected to have a material adverse effect on such lease, is legal, valid and binding on the Sellers and, to Richardson’s Knowledge, the other party thereto, and is in full force and effect, except to the extent the legal, valid and binding nature of such leases is effected by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, or (B) general principles of equity (other than lack of good faith and fair dealing, undue delay, laches, waiver, estoppel, unclean hands, misrepresentation or duress) and will remain in full force and effect on the same principal terms after the Closing subject to obtaining any Required Consent, provided that any changes in the terms of any Assumed Real Property Leases that occur upon the Closing as a result of the transactions contemplated by this Acquisition Agreement will not materially impair the Buyer’s use of such premises; and

(ii) Except as set forth on Disclosure Schedule 3.12(a)(ii), no Sellers nor, to Richardson’s Knowledge, any other party to any Assumed Real Property Lease, is in breach or default in any material respect under any such lease and, to Richardson’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination of, modification of or acceleration of rent under such lease.

(b) Except as set forth in Disclosure Schedule 3.12(b), all Assumed Real Property Leases, including all of the buildings, offices and other structures located thereon, which is material to the conduct of the Business has been maintained by the Sellers in reasonable condition in the Ordinary Course in a manner consistent with the past practices of the Business.

3.13 Contracts.

(a) Except for the Assumed Real Property Leases listed on Disclosure Schedule 2.1(c), the Leased Personal Property listed on Disclosure Schedule 2.1(d), purchase orders from customers of the Business, and any Contract included in the Excluded Assets, Disclosure Schedule 3.13(a) sets forth a complete and correct list of each of the following Contracts (true and complete copies of all such Contracts or if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered or made available to Buyer prior to the execution of this Acquisition Agreement) to which any Seller (in respect of the Business) is a party as of the date hereof (collectively with the Assumed Real Property Leases and the Leased Personal Property, the “Material Contracts”):

(i) any agreement relating to any borrowing of money or full or partial guarantee for the borrowing of money or any other liability;

(ii) any agreement relating to employment, severance or consulting;

(iii) any agreement pursuant to which the Business (A) uses any Intellectual Property of any other Person (other than unmodified, commercially available, off-the-shelf computer software that (1) has a replacement cost per license agreement (for all of the Business’s end users of such software) of less than $100,000 per year or (2) all of such excluded software together has an aggregate replacement cost of $300,000 or less), (B) incorporates any Intellectual Property of any other Person in any of its Products, (C) granted or agreed to grant any other Person the right to use any material Intellectual Property, (D) developed or had developed any material Intellectual Property, or (E) assigned or agreed to assign ownership of any material Intellectual Property;

(iv) any distributor Contract, manufacturer’s representative Contract, or any consultant, representative, franchise, development broker or sales agent Contract requiring payment of more than $50,000 annually;

(v) any bailment, consignment or other similar arrangement, including as may relate to Inventory, Equipment or other assets of any customer, supplier or third party;

(vi) any Contract for the purchase of materials, components, supplies, equipment or services (A) involving payment by the Business of more than $100,000 over the life of the Contract or having a term of twelve (12) months or longer, (B) pursuant to which the Business has agreed to purchase all of its requirements for the goods and/or services in question or which contain minimum volume or dollar guarantees or commitments or which otherwise limit the purchasing or selling relationship of the Business or any customer licensee or lessee thereof, or (C) requiring the payment to the Business by any other Person of more than $100,000 or having a term of twelve (12) months or longer;

(vii) any Contract requiring capital expenditures by the Business in excess of $100,000, or any Contract for the lease of personal property involving payments of more than $100,000 annually;

(viii) any (A) Contract or agreement of guarantee, surety, support, indemnification (excluding items covered by Section 3.15), assumption or endorsement of, or any similar commitment by the Business to become liable for the obligations or other Liabilities of any other Person, (B) offset, countertrade or barter agreement or any Contract limiting the freedom of the Business to engage in any line of business or activity or to compete or otherwise conduct business anywhere in the world (other than with respect to supply agreements that limit any of the Sellers’ ability to compete by territory), solicit any employees, disclose any information otherwise permitted to be disclosed under applicable Law or (C) letter of credit, bond or other similar indemnity (including letters of credit, bonds or other similar indemnities as to which the Business is the beneficiary, but excluding endorsements of instruments for collection of accounts receivable in the Ordinary Course);

(ix) any power of attorney currently outstanding that may affect the Business after Closing;

(x) any union or collective bargaining agreement;

(xi) any teaming agreement or partnership or joint venture agreement affecting the Business;

(xii) any Contract between any Seller in connection with the Business, on the one hand, and any subsidiary, shareholder, director, or officer or Affiliate, or family member of such Affiliate, of the Business or a Seller in connection with the Business on the other hand;

(xiii) any Contract or option relating to the acquisition or sale by the Business of any material asset or group of assets, or any other ownership interest in, the Business;

(xiv) any indemnification or other similar agreement pursuant to which the Business is or could become obligated to indemnify or hold harmless any other Person;

(xv) any Contract containing (A) a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person or (B) any Contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party;

(xvi) other than with respect to supply agreements that limit any of the Sellers’ ability to compete by territory, any Contract imposing any restriction on the right or ability of the Sellers, or to Richardson’s Knowledge, any employee thereof at the manager level or above to compete with, or solicit the services or employment of, any other Person; or

(xvii) any other Contract that is outside the Ordinary Course involving payment by the Business of more than $300,000 over the life of the Contract.

(b) Except as set forth on Disclosure Schedule 3.13(b): (i) each Material Contract is a legal, valid and binding obligation of the applicable contracting Seller that is a party to such Material Contract and, to Richardson’s Knowledge, is in full force and effect; (ii) the terms of all Material Contracts have been complied with in all material respects by the Sellers and, to Richardson’s Knowledge, by the other parties to such Material Contracts; and (iii) the Sellers, and to Richardson’s Knowledge, each other party to each Material Contract, have performed all material obligations required to be performed by them respectively thereunder and the Sellers are not, and, to Richardson’s Knowledge, no other party thereto is, in breach or default, or is alleged to be in breach or default, in any respect thereunder, provided, however, that the representation in this Section 3.13(b) as it pertains to supplier Contracts shall be deemed to have been made as of the date of this Acquisition Agreement only.

3.14 Licenses and Permits. The Sellers have all material local, state, federal and foreign licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the “Licenses and Permits”) for each Seller to operate and conduct the Business as now conducted or to occupy any premises in which the Business is operated or conducted. Disclosure Schedule 3.14 contains a true and complete list of all material Licenses and Permits used or held for use in the Business (and all pending applications for any such Licenses and Permits). There is no default on the part of any Seller or, to Richardson’s Knowledge, on the part of any other party (or with the giving of notice or lapse of time or both, would be in default), under any of the material Licenses and Permits. To Richardson’s Knowledge, there exists no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No written notices have been received by any Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

3.15 Product Warranty; Products Liability. Disclosure Schedule 3.15(a) contains Seller’s standard terms and conditions of sale, other than warranties supplied by applicable Law or warranties that may arise as a result of the customers’ standard terms and conditions being determined to be applicable notwithstanding Seller’s standard terms and conditions. Except as set forth on Disclosure Schedule 3.15(b), (i) there is currently no pending, and since June 3, 2007, there has been no pending or, to Richardson’s Knowledge, threatened claim, action, suit, proceeding, arbitration or investigation and, to Richardson’s Knowledge, the Business has no Liability with respect to (A) any product first sold, directly or indirectly, or offered for sale by the Business (“Product”) and alleged to have a defect in manufacture or design, (B) any other product liability or any similar claim with respect to any Product, or (C) any claim for the breach of any express or implied product warranty or any similar claim with respect to any such Product other than warranty obligations (to replace, repair or refund) made by the Business in the ordinary course of business to purchasers of any Product; (ii) since June 3, 2007, the Sellers have not received any written notice of and, to Richardson’s Knowledge, there has not been any accident, happening or event caused or allegedly caused by any hazard, defect, alleged hazard or alleged defect in manufacture, design, materials or workmanship relating to any Product; and (iii) there is currently no pending, and since June 3, 2007, there has been no pending or, to Richardson’s Knowledge, threatened voluntary or compulsory recall, market withdrawal, safety alert, investigation or any other similar notice or action relating to any alleged defect or violation, or lack of safety or efficacy of any Product or of any goods or products of any direct or indirect customer of the Business into which any Product has been incorporated.

3.16 Compliance with Laws. Except as set forth in Disclosure Schedule 3.16:

(a) Each of the Sellers (in respect of the Business) is, currently and since June 3, 2007, has been in compliance with all applicable Laws in all material respects to which it (with respect to the Business), the Business, the Purchased Assets or the Assumed Liabilities is or may be subject in connection with the Business; provided, however, that the foregoing representation and warranty is not made as to compliance with specific Laws where such compliance is addressed by compliance representations contained elsewhere in this ARTICLE III;

(b) none of the Sellers nor, to Richardson’s Knowledge, any of their Representatives has in connection with the Business (i) used any corporate or other funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the Corruption of Foreign Public Officials Act (Canada) or other similar applicable Law, or (iii) made or accepted any other unlawful payment, contribution, expenditure or gift; and

(c) each of the Sellers is (in connection with the Business) in material compliance with all United States, Canadian and other local applicable Laws relating to import and export controls and (i) to Richardson’s Knowledge, none of the Sellers has, since June 3, 2007, violated any such laws or made a voluntary disclosure with respect to violations of such applicable Laws; (ii) to Richardson’s Knowledge, presently is not the subject of, and since

June 3, 2007, has not been the subject of an investigation, inquiry, audit, compliance assessment, focused assessment, penalty proceeding, claim for alleged or actual underpayment of duties, fees or Taxes or other amounts, suspension of export privileges, government sanction or other enforcement action; and (iii) has not made or provided any material false statement or omission to any Governmental Authority or to any customer in connection with importation or exportation of merchandise, including valuation, classification, duty treatment, eligibility for favorable duty rates or other special treatment, country-of-origin declaration or marking, export licensing, or any other matter arising out of applicable Laws pertaining to import and export controls.

3.17 Environmental Matters. The Sellers (in respect of the Business) are currently and have at all times been in material compliance with all applicable Environmental Laws and Environmental Permits. Disclosure Schedule 3.17 lists all Environmental Permits required by the Business for the operation of their businesses and the occupancy of their facilities. Except as set forth in Disclosure Schedule 1.46 (i) there is no civil, criminal or administrative action, suit, investigation or proceeding pending or, to Richardson’s Knowledge, threatened against the Sellers (in respect of the Business) or with respect to the Purchased Assets relating to or arising from any Environmental Laws or Environmental Permits; (ii) there is no material Environmental Condition that would reasonably be expected to give rise to an investigatory, corrective or remedial obligation under any Environmental Law; (iii) the Sellers (in respect of the Business) have not received any written notice from any Governmental Authority or other Person asserting that any condition exists at any of the Sellers’ (in respect of the Business) facility locations which constitutes or has resulted in a violation of or liability under any Environmental Law or that any claim is being asserted against the Sellers (in respect of the Business) by reason of any such violation or liability; (iv) no Encumbrance has been recorded under any Environmental Law against the Sellers’ facility locations (in respect of the Business); (v) none of the Sellers’ (in respect of the Business) facility locations is listed on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System database, both promulgated under CERCLA, or on any state, local or foreign list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law; or (vi) the Sellers have provided to Buyer copies of all environmental assessment or investigation reports, studies or analyses relating to the Sellers (in respect of the Business) that have been prepared within the last five (5) years and are in Sellers’ possession or control.

3.18 Intellectual Property.

(a) Disclosure Schedule 3.18(a) sets forth a complete and accurate list of all registered or applied for Intellectual Property included in the Purchased Assets. Except as set forth on Disclosure Schedule 3.18(a) or 3.18(b), the Sellers (in respect of the Business) are the owner of all right, title and interest to the items set forth on Disclosure Schedule 3.18(a), and have valid rights to use all of the items set forth on Disclosure Schedule 2.1(h), in all such cases free and clear of all Encumbrances, except Permitted Encumbrances, as of the Closing Date; such items have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and have not lapsed, expired or been abandoned, and, to Richardson’s Knowledge, none of such Intellectual Property the value of which is contingent upon maintenance of the confidentiality or trade secret status thereof has been disclosed by Richardson, or the Sellers to any third party other than employees, representatives and agents with an obligation to maintain such confidentiality or trade secret status. Except as set forth on Disclosure Schedule 3.18(c), since June 3, 2007, the Sellers (in respect of the Business) have not received any written notice asserting that they are infringing the Intellectual Property of any other Person in the conduct of the Business, and to Richardson’s Knowledge, the operation of the Business as presently conducted does not infringe the Intellectual Property of any other Person. Except as set forth on Disclosure Schedule 3.18(c), no claims are currently pending or, to Richardson’s Knowledge, threatened by any person with respect to the Intellectual Property used in the conduct of the Business. Except as set forth on Disclosure Schedule 3.18(d), to Richardson’s Knowledge, as of the Closing Date no Intellectual Property included in the Purchased Assets is being infringed or misappropriated by a third party. Except as set forth on Disclosure Schedule 3.18(e), the rights granted under Section 6.12 of this Acquisition Agreement, together with the Intellectual Property set forth on Disclosure Schedule 3.18(a) and the Richardson Software constitutes all Intellectual Property that are material to the Business as presently conducted in the Ordinary Course.

(b) The Richardson IT/ERP System (i) are adequate in all material respects for their intended use and for the operation of the Business as currently operated and currently contemplated to be operated by the Sellers, (ii) are capable of being operated and maintained for their intended use in connection with the operation of the Business as currently operated and as currently contemplated to be operated by the Sellers, (iii) conform in all material respects with all specifications for such IT systems, (iv) are in good working condition, (v) do not integrate and are not derivative works of any Open Source Software, and (vi) (A) are free of all viruses, worms, Trojan horses and other known contaminants and (B) do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the Richardson IT/ERP System.

3.19 Insurance. Disclosure Schedule 3.19 sets forth a summary of all policies of insurance relating exclusively to the Business and also includes a list of any pending insurance claims relating to the Sellers with respect to the Business that involve amounts in excess of $100,000.

3.20 Labor Matters.

(a) Except as set forth on Disclosure Schedule 3.20(a), to Richardson’s Knowledge, there is no controversy existing, pending or threatened with any association or union or collective bargaining representative of the Employees, nor was there any occurrence of the same in the last two (2) years.

(b) Except as set forth on Disclosure Schedule 3.20(b), there is no charge or complaint relating to an unfair labor practice pending against the Sellers (in respect of the Business) nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to Richardson’s Knowledge, threatened against the Sellers (in respect of the Business), nor was there any occurrence of the same in the last two (2) years.

(c) Except as set forth on Disclosure Schedule 3.20(c), there are no collective bargaining, works council and similar agreements between the Sellers (in respect of the

Business) or any employers’ or trade association of which the Sellers (in respect of the Business) is a member and any trade union, staff association or other body representing employees of the Sellers (in respect of the Business).

(d) Disclosure Schedule 3.20(d) contains a complete and accurate listing of (i) all employees employed by the Sellers in respect of or assigned to the Business and (ii) those certain other employees allocated to, and primarily associated with, the Business (not including the employees covered under clause (i) of this Section 3.20(d)), in each case as of the end of the Business Day prior to the date hereof including those employees who are on any kind of leave of absence, family illness or layoff status.

(e) Except as set forth on Disclosure Schedule 3.20(e), there are no pending workers’ compensation claims involving the Sellers (in respect of the Business).

(f) There is no charge or complaint pending or, to Richardson’s Knowledge, threatened before any Governmental Authority alleging unlawful discrimination or harassment, violation of any wage and hour laws or any other material violation of any laws for the protection of employees by the Sellers (in respect of the Business), nor, to Richardson’s Knowledge, was there any occurrence of the same in the last two (2) years.

(g) Other than Section 3.20(d), the foregoing representations and warranties shall not apply to the UK Transferring Employees. Part 1 of Annex A-3 (“Representations and Warranties of the Seller in relation to UK Employment Matters”) shall apply in respect of the Employees of the UK Business and shall have effect as if set out in this Section 3.20(g).

3.21 Employee Benefit Matters.

(a) Disclosure Schedule 3.21(a) sets forth all Benefit Plans. With respect to each U.S. Benefit Plan, Richardson has made the available to the Buyer a copy of the plan document or a written summary thereof (if no written plan document exists) and, if applicable, the most recent copies of the following: summary plan description, master agreement, policy(ies), Forms 5500, 5500-C and 5500-R with all attachments for the last three years, audited financial statements for the Benefit Plans for the last three years, trust agreements, and determination or qualification letters from the IRS. With respect to each Non-U.S. Benefit Plan, the relevant Seller has made available to the Buyer a copy of the current plan document or a written summary thereof (if no written plan document exists), and where applicable, the most recent copies of the following: summary plan description, actuarial estimates of Benefit Plan liabilities, audited financial statements for the Benefit Plans, material governmental filings, health insurance policies and trust agreements.

(b) Except as set forth in Disclosure Schedule 3.21(b), the Benefit Plans have been maintained and administered in compliance with its terms and applicable Laws in all material respects. The Sellers and their Affiliates have made full and timely payment of, or have accrued pending full and timely payment of, all amounts which are required under the terms of each Benefit Plan and in accordance with applicable Laws to be paid by the Sellers and their Affiliates as a contribution to each Benefit Plan.

(c) Disclosure Schedule 3.21(c) identifies each of the Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code or is intended to qualify for favorable tax treatment under the Laws of any jurisdiction (the “Qualified Plans”). With respect to the Qualified Plans, each has received a favorable determination letter from the IRS or qualification letters from the tax authority of the relevant jurisdiction (to the extent such qualification letters are issuable in such jurisdiction) and such letters remain in effect and have not been revoked. No issue concerning qualification under Section 401(a) of the Code of any Qualified Plan is pending before the IRS (except for routine requests for determination and qualification), or, to Richardson’s Knowledge, is threatened by the IRS and no condition exists and no event has occurred that would reasonably be expected to result in the loss or the revocation of such status.

(d) Except as listed in Disclosure Schedule 3.21(d), no Benefit Plan is subject to Title IV of ERISA.

(e) Except as listed in Disclosure Schedule 3.21(e), no Benefit Plan provides benefits under an “employee welfare plan” (as defined in Section 3(1) of ERISA), to or on behalf of any Transferred Employee following retirement or other termination of employment other than: (i) continuation coverage required by Section 4980B of the Code, (ii) disability benefits under any Benefit Plan which have been fully provided for by insurance or otherwise, or (iii) benefits in the nature of severance pay.

(f) Neither the Sellers nor any of their Affiliates has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or ERISA Section 406 with respect to the U.S. Benefit Plans, for which a statutory or administrative exemption does not exist, and all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the U.S. Benefit Plans, have complied with the requirements of Section 404 of ERISA.

(g) Except as set forth in Disclosure Schedule 3.21(g), other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to Richardson’s Knowledge, threatened against any of the Benefit Plans or any fiduciary thereof or against the assets of any of the Benefit Plans.

(h) Except as set forth in Disclosure Schedule 3.21(h), the consummation of the transactions contemplated by this Acquisition Agreement will not, either alone or in conjunction with another event, (i) entitle any Employee, consultant, officer, director of the Sellers or any of its Affiliates (or any former employee, consultant, officer or director of the Sellers or any of its Affiliates) to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such persons, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Sellers’ rights to administer, amend or terminate any Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) of any amount to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in the combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as set forth in Disclosure Schedule 3.21(h), no person is entitled to receive any additional payment (including any tax gross up or other payment) from the Sellers or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

(i) Except as provided in Disclosure Schedule 3.21(i) and except as provided in Section 5.1, the Buyer will have no liability under any Benefit Plan (including without limitation, severance policy, practice, agreement, plan, or worker’s compensation program) of any Seller as a result of or in connection with the transactions contemplated by this Acquisition Agreement or as a result of the termination by any of the Sellers of any persons employed by any such Seller on or prior to the Closing Date.

(j) With respect to any U.S. Benefit Plan that is a “welfare plan” within the meaning of Section 3(2) of ERISA, (i) each such Benefit Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare fund (within the meaning of Section 419 of the Code) that comprises part of any such Benefit Plan, there is no “disqualified benefit” (within the meaning of Section 4976(b) of the Code) that would subject Buyer to a tax under Section 4976(a) of the Code and (iii) any such Benefit Plan that is a “group health plan” (within the meaning of the Code) complies in all material respects and has been operated in material compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA.

3.22 Customers and Suppliers.

(a) Disclosure Schedule 3.22(a) sets forth a list of the twenty (20) most significant customers of the Business by revenue for each of the last three (3) fiscal years and the three (3) month period ending August 28, 2010, and the amount of revenue and percentage of total revenue accounted for by each such customer during such periods. As of the date of this Acquisition Agreement, the Business has no material pending disputes with any such customer, and to Richardson’s Knowledge, no material dispute is threatened by or against any such customer. As of the date of this Acquisition Agreement, the Business has not received any written notice that any such customer (and, to Richardson’s Knowledge, no such customer) has ceased or intends to cease or materially reduced the purchase of Products from the Business after the Closing. No such customer has modified the material terms of (i) any existing Contract or (ii) to Richardson’s Knowledge, its business relationship with Richardson or Sellers, and to Richardson’s Knowledge, no customer listed on Disclosure Schedule 3.22(a) as of August 28, 2010 intends to modify the material terms of any existing Contract or business relationship.

(b) Disclosure Schedule 3.22(b)(i) sets forth a list of the names of and dollar volumes attributable to the ten (10) most significant distribution suppliers of the Business by revenue for each of the last two (2) fiscal years, and for the three (3) month period ending August 28, 2010. As of the date of this Acquisition Agreement, except as set forth on Disclosure Schedule 3.22(b)(ii), the Business has no material pending disputes with any such supplier and, to Richardson’s Knowledge, no material dispute is threatened, and the Business has not received any written notice that any such supplier intends to materially change the existing business relationship or the material terms and conditions under which it currently sells such Products, services or other property to the Business.

3.23 Affiliate Transactions. Except as set forth on Disclosure Schedule 3.23, no Affiliate of any Seller (and no business of any Seller not included in the Business) provides any services, to or for the benefit of the Business. Except as set forth on Disclosure Schedule 3.23, and other than in his or her capacity as an Employee of the Business, no officer, director or Affiliate of any of the Sellers is a party to any Contract or transaction with the Business or is entitled to any payment or transfer of any assets from the Business or has any material interest in any material property used by the Business or has an interest in any customer or supplier of the Business or provider of any services to the Business, in each case other than those whose securities are publicly traded.

3.24 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of the Sellers is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Acquisition Agreement or any of the transactions contemplated hereby.

3.25 Richardson Board. The Richardson Board at a meeting duly called and held prior to the date hereof, and not subsequently rescinded or modified in any way, has duly (i) unanimously declared the advisability of and approved this Acquisition Agreement and the Related Agreements and determined that this Acquisition Agreement, the Related Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of Richardson, its subsidiaries and its stockholders as a whole and (ii) resolved to recommend that the stockholders of Richardson vote in favor of a resolution approving the transactions contemplated herein at the Richardson Stockholder Meeting (the “Richardson Board Recommendation”). Richardson has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Acquisition Agreement. To Richardson’s Knowledge, no other state takeover statute is applicable to the transactions contemplated by this Acquisition Agreement. Richardson does not have any “poison pill” or similar antitakeover device.

3.26 Employee Consulting Obligations. The Sellers have complied with such obligations as may exist under applicable Laws to provide information to each other and/or to employees or employee representatives and trade unions in relation to employee consultation in relation to the transaction.

3.27 Investment Canada Act. The aggregate book value of the Business, determined in the manner prescribed under the Investment Canada Act and the Regulations thereunder, is less than Canadian $295 million.

3.28 Solvency. Immediately following the Closing, after giving effect to the transactions contemplated hereby, each of the Sellers will be Solvent. As used herein, “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities, including contingent Liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person’s ability to pay such debts and Liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably low amount capital. The amount of contingent Liabilities at any time shall be computed as the amount, that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

3.29 Fairness Opinion. Prior to the date hereof, Richardson has received an opinion from Morgan Joseph LLC that, as of the date thereof, the consideration to be received by Richardson in connection with the transactions contemplated by this Acquisition Agreement is fair, from a financial point of view, to Richardson.

3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither the Sellers nor any other Person, makes any other express or implied representation or warranty on behalf of Sellers or any Affiliate of Sellers with respect to the Business, the Sellers, the Purchased Assets or otherwise with respect to the subject matter of this Acquisition Agreement. No material or information provided by or communications made by any Seller or any of their Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Business, the Sellers or the Purchased Assets on behalf of Sellers or any Affiliate of Sellers with respect to the Business, the Sellers, the Purchased Assets or otherwise with respect to the subject matter of this Acquisition Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the each of the Sellers as follows:

4.1 Existence and Power; Authorization.

(a) The Buyer has full corporate power and authority to execute and deliver this Acquisition Agreement and the Related Agreements, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The Buyer is duly organized, validly existing and in good standing under the laws of New York. The Buyer has an Affiliate in each jurisdiction in which Purchased Assets will be transferred hereunder and/or under the applicable International Acquisition Agreement and such Affiliate is duly organized under the laws of the jurisdiction in which it is located and has the full corporate power and authority to perform the obligations of the Buyer hereunder and under the applicable Related Agreements and to consummate the transactions contemplated hereby, in each case with respect to such jurisdiction.

(c) This Acquisition Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforcement may be subject to (i)

bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Acquisition Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of the Buyer.

4.2 No Conflicts; Consents.

(a) Neither the execution and delivery or disclosure by the Buyer of this Acquisition Agreement or any of the Related Agreements to which it is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the articles of incorporation, certificate of formation, bylaws, operating agreement or other organizational document of the Buyer; or (ii) materially violate any Law or Order to which the Buyer is a party or by which the Buyer may be subject.

(b) Except as set forth on Disclosure Schedule 4.2(b), to the Buyer’s knowledge, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or third party are required in connection with the execution, delivery or performance of this Acquisition Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

4.3 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of the Buyer or any Affiliate of the Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Acquisition Agreement or any of the transactions contemplated hereby.

4.4 Financial Capability. The Buyer has sufficient funds available to deliver the Purchase Price and to consummate the transactions contemplated by this Acquisition Agreement.

4.5 Litigation. There are no Legal Proceedings pending or, to the Buyer’s knowledge, threatened against the Buyer, which if adversely determined would have a material adverse effect on the Buyer’s performance under this Acquisition Agreement or the consummation of the transactions contemplated hereby. The Buyer is not subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority which could interfere with the Buyer’s ability to consummate the transactions contemplated by this Acquisition Agreement.

4.6 UK Tax. Part 3 of Annex A-1 (“Representations and Warranties of the Buyer in relation to UK Tax Matters”) shall apply in respect of the UK Business and shall have effect as if set out in this Section 4.6.

4.7 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Buyer, nor any other Person, makes any other express or implied representation or warranty on behalf of the Buyer or otherwise with respect to the subject matter of this Acquisition Agreement.

ARTICLE V

EMPLOYEES

5.1 The Buyer’s Obligations.

(a) Where applicable Law or rules provide for the transfer of employment of any Employee (except the UK Transferring Employees) upon a sale of the Business, the Buyer and the Sellers shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Employee as a matter of law as of the Effective Time. The Buyer or one of its Affiliates shall employ each Employee on terms comparable to those offered by the Sellers or their Affiliates to such Employee immediately prior to the Effective Time and, as and to the extent required by Law, shall maintain terms and conditions of employment which replicate those provided by the Sellers or their Affiliates immediately prior to the Effective Time. Where applicable Law or rules do not provide for the transfer of employment of any Employee upon a sale of the Business to the Buyer or any of its Affiliates, the Buyer shall, or shall cause one of its Affiliates to, make offers of employment in accordance with the provisions of this ARTICLE V, to be effective as of the Closing, to all such Employees, in accordance with the provisions of this ARTICLE V, at least fifteen (15) days prior to the Closing Date (or such longer period required by applicable Law, collective bargaining agreement, trade union agreement or works council agreement), to be effective as of the Closing. Except as otherwise provided in this ARTICLE V, each offer of employment by the Buyer or its Affiliate to each such Employee shall in each case provide for aggregate compensation that is comparable to that aggregate compensation provided to such Employee immediately prior to the Closing Date and will not trigger any severance with respect to such Employee. For a period of not less than one year following the Effective Time, the Buyer shall not modify the salary or benefits of any Transferred Employee in any manner that will materially and adversely affect the aggregate value of the compensation and benefits with respect to such Transferred Employee.

(b) (i) The Buyer and the Sellers shall use reasonable efforts to take, or to cause to be taken, any and all required actions necessary to minimize to the greatest extent practicable the possibility that severance benefits and/or government-required termination liabilities shall be payable to an Employee regardless of whether or not such Employee is offered employment by the Buyer or one of its Affiliates or accepts the Buyer’s or one of its Affiliates’ offer of employment.

(ii) To the extent the payment of statutory or contractual severance or long service benefits and/or government-required termination liabilities, including without limitation any health insurance premiums paid in respect of former Employees, (the “Severance Costs”) to any Employee is required, notwithstanding that the Buyer or one of its Affiliates has employed, or made an offer of employment to, such Employee in accordance with the provisions of this Acquisition Agreement, and regardless of whether such Severance Costs are incurred by Seller directly or through any other Person, such Severance Costs with respect to Employees shall be the responsibility of the Buyer, except for any liability that arises as a result of any actions or inactions taken by the Sellers or their Affiliates prior to the Closing that are not in accordance with this Acquisition Agreement or the transactions contemplated hereby.

(iii) The Sellers shall indemnify the Buyer and its Affiliates and hold them harmless from and against any Losses which may be incurred or suffered by any of them in connection with any claim made by any Person with respect to the termination or deemed termination of employment or services arising solely as a result of any action or inaction of Sellers or their Affiliates with respect to any Person prior to the Closing Date, other than with respect to termination or deemed termination of employment or services of such Employees in accordance with this Acquisition Agreement or the transactions contemplated hereby.

(iv) The Buyer shall indemnify the Sellers and their Affiliates and hold them harmless from and against any Losses which may be incurred or suffered by any of them in connection with any claim made by any Person with respect to the termination or deemed termination of employment or services of such Person on or after the Closing Date or in accordance with this Acquisition Agreement or the transactions contemplated hereby, other than Losses indemnified against by Sellers and their Affiliates pursuant to Section 5.1(b)(iii).

(c) Except with respect to Transferred Employees who receive severance as a result of the transactions contemplated under this Agreement, unless otherwise required under applicable Law, the Buyer shall credit (or cause to be credited) service accrued by Transferred Employees with, or otherwise recognized for purposes of comparable benefit plans, programs policies or arrangements by, the Sellers as of the Effective Time for the purposes of determining eligibility and vesting of benefits (but not accrual of benefits) under Buyer’s Employee Benefit Plans and for all statutory entitlements.

(d) Except as otherwise provided in this Acquisition Agreement, the Sellers shall be responsible for the payment of all wages and other remuneration due to Employees with respect to their services as employees of Seller through the close of business on the Effective Time, including a pro rata portion of all earned incentive compensation through the close of business on the Effective Time (determined based on the achievement of performance criteria through such date but without regard to any end of year service requirement) and all vacation pay accrued on or before the Effective Time. Other than equity-based compensation, any incentives, benefits or other remuneration subject to vesting, shall be vested at the Effective Time and, except as otherwise provided in this Acquisition Agreement, paid by the Sellers. The Buyer shall be responsible for all payments, including any wages, that may be payable to any Employees after the Effective Time, whether or not such Employee is a Transferred Employee, which payments arise as a result of such Employee’s termination of his or her employment and which are payable for some period of time after such Employee has provided his or her notice of termination.

(e) Each Transferred Employee shall be immediately eligible to participate, without any waiting time, in welfare benefit plans of the Buyer or one of its Affiliates made available to such Transferred Employee (to the extent that coverage replaces coverage under a comparable welfare benefit plan of a Seller, in which such Transferred Employee participated immediately prior to the Closing). For purposes of each welfare benefit plan of the Buyer or one of its Affiliates providing medical, dental, pharmaceutical and/or vision benefits to any

Transferred Employee, the Buyer shall cause all pre-existing condition exclusions and actively at work requirements of such plans to be waived for such Transferred Employee and his or her covered dependents (other than and except to the extent any limitations or waiting periods that are already in effect with respect to such Employees and dependents and that have not been satisfied as of the Effective Time).

(f) With respect to Benefit Plans in which benefits are subject to co-payments, deductibles or similar thresholds, the Buyer or one of its Affiliates will take any and all required actions necessary to give full credit for all co-payments and deductibles satisfied prior to the Effective Time in the same plan year as if there had been a single continuous employer and shall take into account any amounts previously paid and thresholds previously met for the benefit of each Transferred Employee towards any applicable annual and/or lifetime maximum benefits.

(g) With respect to all Transferred Employees, the Buyer will recognize all accrued and unused vacation days and/or holidays and any personal and sickness days which have accrued to such Employees through the Effective Time and which are reflected and have been accrued in the Closing Date Working Capital Statement, and the Buyer will allow the Transferred Employees to take such accrued vacation days and any personal and sickness days which have accrued to such Transferred Employee following the Effective Time in accordance with the policies of the Buyer, as in effect as of the Effective Time; provided, however, that such accrued vacation, personal and sick days shall not be recognized by the Buyer to the extent (i) the Sellers have chosen to satisfy such obligations prior to the Closing Date, or (ii) that such obligations are retained by the Sellers pursuant to Section 5.1(d).

(h) To the extent that the Buyer or its Affiliates provide for retirement savings plans to the U.S. Transferred Employees, the Buyer shall, and shall cause the Affiliates to, facilitate the rollover of accounts and accrued benefits of a U.S. Transferred Employee from the Seller’s retirement savings plans to the Buyer’s retirement savings plans in respect of such U.S. Transferred Employee if the U.S. Transferred Employee so requests, to the extent permitted by Law and the Buyer’s or Affiliates’ retirement savings plan.

(i) Except as otherwise provided in this Acquisition Agreement, the Buyer shall not assume any obligations to any Employee (except, in relation to the UK Transferring Employees, to the extent required by the Transfer Regulations), including, without limitation, any obligations or liabilities for employment, compensation, severance and employee-benefit related Liabilities, obligations and commitments (including, but not limited to, claims for wrongful dismissal, constructive dismissal, notice of termination of employment, pay in lieu of notice or termination, termination indemnities or other indemnities, any damages arising from a breach of an Employee’s employment contract, and any payments required to be made under any Law of any jurisdiction or the applicable collective bargaining agreement in respect of the termination of an Employee’s employment including payments in respect of accrued wages, vacation, overtime, bonuses and other plans, programs or obligations) incurred on or prior to the Closing Date that relate to any current or former officer, director, employee or independent contractor of the Business including any Employee (or any dependent or beneficiary thereof). The Buyer is not assuming any of the Benefit Plans of the Sellers or any of their Affiliates, and the Buyer shall have no liability whatsoever to Employees of the Sellers with respect to accrued or future benefits under any such Benefit Plans whether or not any such Employees are offered employment by, or become employees of, the Buyer, and the Sellers shall defend, indemnify and hold the Buyer harmless against any claims that they have liability under such Benefit Plans. Except as provided in Section 5.1(b), the Sellers shall hold the Buyer harmless from and against all direct and indirect costs, expenses and liabilities of any sort arising from or relating to any claims by or on behalf of the Employees in respect to severance pay or termination pay, all liabilities relating to consultation requirements with any works council or union and transfer or undertakings in the applicable foreign jurisdiction, and similar obligations relating to the termination of such employees’ employment with the Sellers or any of its Affiliates.

(j) The Buyer’s workers’ compensation program shall be responsible for all claims for benefits that are based upon events or conditions occurring after the Effective Time by participating U.S. Transferred Employees and Canadian Transferred Employees. The Sellers’ workers’ compensation program shall be responsible for all claims for benefits that are based upon events occurring prior to the Effective Time by participating U.S. Transferred Employees and Canadian Transferred Employees.

(k) The Sellers hereby forbear, and shall cause their Affiliates to forbear, from the date of this Acquisition Agreement until the date that this Acquisition Agreement may be terminated in accordance with Section 10.2, from enforcing any rights or remedies that they may have with respect to the solicitation of employment or employment by the Buyer of any Employee, any claims or rights the Sellers may have against the Buyer or any such Employee under any non-hire, non-solicitation, non-competition, confidentiality or employment agreement or any cause of action based on similar rights arising by contract, at common law or by statute or regulation, and the Sellers waive, and shall cause their Affiliates to waive, any such rights or remedies as of the Closing Date.

(l) The Sellers shall be responsible for providing any notices required under the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection therewith, and similar state or foreign Laws (jointly, referred to throughout this Acquisition Agreement as the “WARN Act”) to be given prior to the Closing Date, and shall hold harmless and indemnify the Buyer from and against any liability or damages resulting from a Seller’s failure to comply with the WARN Act. The Buyer shall be responsible for providing any notices required under the WARN Act to be given on or after the Closing Date, and shall hold harmless and indemnify the Sellers from and against any liability or damages resulting from a Buyer’s failure to comply with the WARN Act, except to the extent that any such failure is as a result of the actions of the Sellers prior to the Closing Date.

(m) Except as provided in Section 5.1(b), the Sellers shall provide group health coverage under Section 4980B of the Code to any individual receiving or eligible to elect such coverage under the Sellers’ group health plan immediately prior to the Closing Date and to any employee of such Sellers (and his or her covered spouse and dependents) who does not become a Transferred Employee and who loses group health coverage in connection with the transactions contemplated in this Acquisition Agreement, provided, that the Buyer shall reimburse the Sellers for all post-Closing administrative expenses in respect of Severance Costs incurred by the Sellers pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any Employee who does not become a Transferred Employee.

(n) The Buyer and the Sellers agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 (the “Standard Procedure”). With respect to U.S. Transferred Employees, the Sellers shall, in accordance with Revenue Procedure 2004-53, assume, or cause to be assumed, all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates (collectively, the “Employee Withholding Documents”) with regard to wages paid through the day before the Closing Date. The Buyer shall assume all responsibility for preparing and filing the Employee Withholding Documents with regard to wages paid to U.S. Transferred Employees on and after the Closing Date. The Buyer and the Sellers shall cooperate in good faith to the extent necessary to permit each of them to comply with the Standard Procedure.

5.2 No Third Party Beneficiaries. This ARTICLE V shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this ARTICLE V, express or implied, (i) is intended to confer on any other person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Acquisition Agreement; (ii) shall require the Buyer to maintain any specific employee benefit plan or to guarantee employment of any employee for any period of time after Closing; and (iii) shall constitute an amendment to any benefit plan. No provision of this Acquisition Agreement shall create any third party beneficiary rights in any employee, or any beneficiary or dependents thereof.

5.3 Employee Notifications. Where required under local law, the Sellers will prior to the Closing Date, properly and timely notify, or where mandatory under applicable Law, consult or negotiate with, the local works council, union, labor board or relevant governmental agency concerning the transactions contemplated by this Acquisition Agreement.

5.4 Employees of the UK Business. Part 2 of Annex A-3 (“Obligations of the Parties in respect of the Employees of the UK Business”) shall apply in respect of the Employees of the UK Business and shall have effect as if set out in this Section 5.4.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Conduct of Business Until Closing.

(a) Except as set forth on Disclosure Schedule 6.1(a) or otherwise provided in this Acquisition Agreement, from and after the date of this Acquisition Agreement through the Closing, each Seller will: (i) conduct the operations of the Business in the Ordinary Course, (ii) use reasonable best efforts to maintain insurance in such amounts and against such risks and losses as are consistent with past practice and apply all insurance proceeds received with respect to claims made for the Purchased Assets to replace or repair, as applicable, such Purchased Assets and (iii) use reasonable best efforts to: (A) preserve intact the Business’ business organizations, (B) keep available the services of its current officers and the Employees, (C) preserve its relationships with customers, creditors and suppliers, (D) maintain its books, accounts and records and (E) in all material respects comply with any applicable Laws. Nothing contained in this Acquisition Agreement will give the Buyer, directly or indirectly, rights to control or direct the operations of the Sellers prior to the Closing. Subject to the terms and conditions of this Acquisition Agreement, through the Closing, the Sellers will exercise complete control and supervision of their Business.

(b) Notwithstanding the foregoing, except as the Buyer may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date with respect to the Business, the Sellers agree (in respect of the Business) not to take any of the following actions on or prior to the Closing:

(i) amend its certificate of incorporation or bylaws (or equivalent governing documents) in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby;

(ii) merge or consolidate with any entity or acquire any interest in any business or entity (whether by purchase of assets, purchase of stock, merger or otherwise) (with respect to the Sellers, in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby);

(iii) liquidate, dissolve or effect any recapitalization or reorganization in any form;

(iv) sell, lease, license, transfer, encumber or otherwise dispose of any of the Purchased Assets or any interests therein, in each case that are material, individually or in the aggregate, to the Business, other than Permitted Encumbrances or Purchased Assets used, consumed, replaced or sold in the Ordinary Course;

(v) create, incur, assume or suffer to exist any new Encumbrance (except Permitted Encumbrances) affecting any of the Purchased Assets;

(vi) change any of the accounting principles or practices used by it in the preparation of the Financial Statements or revalue or reclassify in any material respect any of the Purchased Assets or the Assumed Liabilities, including any reductions in the reserve provisions relating to Inventory or Accounts Receivable, except as required by GAAP;

(vii) change in any material respect its pricing policies or credit practices, the rate or timing of its payment of accounts payable or its collection of accounts receivable or change its earnings accrual rates on Contracts, except as required by GAAP;

(viii) fail to pay any creditor any amount owed to such creditor in the Ordinary Course in accordance with the Sellers’ business practices, unless such amount is being contested or disputed in good faith by the applicable Seller;

(ix) enter into or renew any Contract with or engage in any transaction (other than transactions pursuant to existing arrangements which have been disclosed on Disclosure Schedule 3.23) with any Affiliate for which the Buyer could have any Liability;

(x) make any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions) other than in the Ordinary Course;

(xi) except for the purchase of supplies in the Ordinary Course, make any capital expenditures or commitments for capital expenditures, either involving more than $300,000, or outside the Ordinary Course;

(xii) enter into, terminate, renew, amend in any material respect or waive any material right under, any Material Contract, except in the Ordinary Course;

(xiii) take or fail to take any action that will cause a termination of or material breach or default under any Material Contract;

(xiv) make or change any material Tax election, settle or compromise any material Tax Liability, file any amendment to a Tax Return, settle any material claim or material assessment in respect of Taxes or consent to any extension or waivers of the limitation period applicable to any claim or assessment in respect of Taxes, or change in any material respect any accounting method in respect of Taxes, with respect to the Business or the Purchased Assets, except (A) in the Ordinary Course, or (B) other than in the Ordinary Course if such action would not have any adverse impact upon, or create any Liability, for the Buyer or, after the Closing, the Business;

(xv) settle or compromise any material pending or threatened Legal Proceeding for more than $300,000 in any way which would have any adverse impact upon, or create any Liability, for the Buyer or, after the Closing, the Business;

(xvi) except as set forth on Disclosure Schedule 6.1(b), as may be required by applicable Law, in accordance with the terms of an existing Contract or any Benefit Plan, with respect to the payments to be made on or after the Closing as set forth on Disclosure Schedule 6.1(b) or with respect to any individual who is not, or has indicated to the Sellers, which has been communicated to the Buyer, that such individual will not be, a Transferred Employee, (A) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former manager, officer or Employee of the Business, (B) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements, (C) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any manager, officer, or consultant of the Business, other than execution of Sellers’ standard employment terms and conditions by new Employees in the Ordinary Course, (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former manager, director, officer or Employee, or any beneficiaries thereof, of the Business, (E) undertake any office closing or Employee layoffs, except in the Ordinary Course, or (F) increase the compensation, bonus or other benefits payable or to become payable to any manager, director or officer or Employee of the Business except in the Ordinary Course; or

(xvii) agree, resolve or commit to do any of the foregoing or any other action that would be reasonably likely to cause any of the conditions to the consummation of the transactions contemplated by this Acquisition Agreement to not be satisfied.

6.2 Notification of Certain Matters. Richardson may deliver to the Buyer no later than the end of the fifth (5th) Business Day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in (i) Disclosure Schedule 3.14, or (ii) any of the Disclosure Schedules with respect to non-United States matters (including changes to any other representations or warranties in ARTICLE III hereof as to which no Disclosure Schedule has been created as of the date hereof but as to which a Disclosure Schedule would have been required if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring, or of which Richardson first becomes aware, subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete at any time after the date of this Acquisition Agreement until the Effective Time, which Update Schedule shall be dated as of the Closing Date. Any supplemental information to the Disclosure Schedules included in an Update Schedule after the date hereof shall not be deemed to modify the representations or warranties made in this Acquisition Agreement with respect to the satisfaction of the closing conditions in ARTICLE VII, or with respect to the exercise of any rights to indemnification pursuant to ARTICLE IX.

6.3 Stockholder Meeting; Proxy Material. Subject to Section 6.14:

(a) Richardson shall cause a meeting of its stockholders (the “Richardson Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the sale of the Business in accordance with the terms of this Acquisition Agreement. The Richardson Board shall use its reasonable best efforts to obtain the Richardson Stockholder Approval. Richardson shall submit this Acquisition Agreement to its stockholders at the Richardson Stockholder Meeting even if the Richardson Board shall have submitted a Richardson Withdrawal Recommendation.

(b) Richardson will use its reasonable best efforts to prepare and file, within five (5) Business Days of the date hereof, a preliminary Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to Richardson’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. Richardson shall give the Buyer and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. Richardson will notify the Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Richardson or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Acquisition Agreement. If at any time prior to the Richardson Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Richardson will promptly prepare and mail to its stockholders such an amendment or supplement.

(c) None of the information supplied by Richardson for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto will, at the time the Proxy Statement or any amendment thereof or supplement thereto is first mailed to Richardson’s stockholders and at the time of the Richardson Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will be prepared in accordance with and comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

6.4 Access Pending Closing. Subject to applicable Law and confidentiality restrictions, the Sellers shall, at all reasonable times prior to Closing, make the plants, properties, management, books and records of the Sellers, in respect of the Business and management employees of the Business, available during normal business hours to the Buyer, its representatives, financial advisors, consultants, lenders and auditors, and Richardson shall and shall cause the Sellers in respect of the Business and employees of the Business to furnish or cause to be furnished to such Persons during such period all such information and data concerning the same as such Persons may reasonably request; provided, however, that in no event shall the Sellers be required to furnish or cause to be furnished any information or data concerning employees of the Business that might reasonably be deemed to be in violation of any applicable Law or contractual obligation. Notwithstanding the above, Richardson may limit access to the extent it reasonably deems necessary to avoid disruption of the Business.

6.5 Books and Records. From and after the Closing, upon reasonable prior written notice, the Buyer on the one hand, and Richardson on the other hand, shall provide to each other, its Affiliates and their representatives with reasonable access (on-site or otherwise) during normal business hours, to all books and records of the Business not subject to the Attorney-Client privilege, Work Product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time for any reasonable purpose, including but not limited to (a) preparing Tax returns, (b) defending any claim in respect of which a Notice of Claim has been served, (provided that, solely with respect to lawsuits between the Parties hereto, the requirements of applicable Law, and not this

Acquisition Agreement, shall govern the obligation of each Party to provide the other Party, or its Affiliates with Records, as defined herein, and other information requested by Richardson or its Affiliates with respect to such matter) and (c) preparing or reviewing the Closing Date Working Capital Statement as referred to in Section 2.7(b). To the extent deemed necessary by Richardson and its Affiliates with respect to their other business operations, Richardson and its Affiliates may retain copies of such Records prior to providing the originals to the Buyer. Unless otherwise consented to in writing, neither Richardson, nor the Buyer shall, for a period of six (6) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to each other such Records, at its own cost and expense. Neither party shall be required by this Section 6.5 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

6.6 Government and Third Party Consents. Prior to the Closing, each Seller will give all required notices to third parties and Governmental Authorities and will use their reasonable best efforts to obtain all Licenses and Permits, consents, waivers, approvals, authorizations, declarations and filings listed on Disclosure Schedule 3.2(b) which are required to consummate the transactions contemplated by this Acquisition Agreement. Notwithstanding the foregoing, only those Licenses and Permits, consents, waivers, approvals, authorizations, declarations and filings listed on Disclosure Schedule 6.6 will be required to be obtained by the Sellers on or prior to the Closing Date (collectively, the “Required Consents”). The Buyer will provide reasonable cooperation with the Sellers with respect to obtaining the Required Consents; provided that, the Buyer will not be obligated to make any payment or expenditure with respect to obtaining the Required Consents. Each Seller shall cooperate with the Buyer in obtaining all Licenses and Permits necessary to operate the Business which will not be a Purchased Asset.

6.7 Antitrust Laws.

(a) Subject to the terms and conditions of this Acquisition Agreement, each of the Parties will (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the transactions contemplated by this Acquisition Agreement, (ii) use reasonable best efforts to file Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days of the date hereof, (iii) use reasonable best efforts to file any other notification or reports pursuant to any other Antitrust Laws with respect to the transactions contemplated hereby within 15 Business Days of the date hereof, (v) comply as promptly as practicable with any request for additional information and documentary material that may be issued pursuant to the HSR Act, applicable Antitrust Law or any other Antitrust Laws and (vi) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act, applicable Antitrust Law and any other Antitrust Laws as soon as practicable. Fees payable to Governmental Authorities in connection with filings required by the Antitrust Laws shall be shared equally between the Sellers and the Buyer, provided, however, that in no event shall the Sellers be required to pay more than $100,000 of such fees.

(b) In connection with the efforts referenced in Section 6.7(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Acquisition Agreement under the HSR Act or any other Antitrust Law, each of the Parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Parties informed in all material respects of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority charged with enforcing Antitrust Laws and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit counsel for the other Parties to review any material communication given to it by, and to consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority charged with enforcing Antitrust Laws in connection with any proceeding by a private party. Notwithstanding anything to the contrary contained herein, nothing contained in this Acquisition Agreement will require either Party or any of its Affiliates to (A) enter into any agreement, consent decree or other commitment requiring such Party or any of its Affiliates to divest, license or hold separate any assets of such Party or any of its Affiliates, (B) litigate, pursue or defend any action or proceeding in connection with any Antitrust Laws or (C) in connection with Antitrust Laws or any order or request of a Governmental Authority, take any other action that could, individually or in the aggregate, reasonably be expected to result in any event, change, circumstance, condition, development or effect that, either individually or in the aggregate with all other events, changes, circumstances, conditions, developments or effects, would adversely affect the business, condition (financial or otherwise), assets, Liabilities, operations or results of operations of such party or any of its Affiliates, or on their relationships with any of their customers, or any assets of the Business. In connection with the foregoing, each Party will promptly notify the other Party in writing of any communication received by that Party or its Affiliates from any Governmental Authority charged with enforcing Antitrust Laws and, subject to applicable Law, provide counsel for the other Party with a copy of any such written communication (or written summary of any oral communication).

6.8 Affiliate Agreements. Each Seller will cause all Contracts or other transactions between itself, on the one hand, and the other Sellers or their Affiliates, on the other, as set forth on Disclosure Schedule 6.8 with respect to which there could be further or continuing Liability or obligation on the part of the Buyer or any of its Affiliates (including its subsidiaries after the Closing) to be terminated prior to the Closing without any further or continuing Liability on the part of the Buyer or any of its Affiliates, other than the Transition Services Agreement and Manufacturing Agreement.

6.9 Confidentiality; Announcements.

(a) The Parties acknowledge that the terms, provisions and covenants of the Confidentiality Agreement shall remain in full force and effect until Closing.

(b) The Buyer acknowledges that, in the course of its investigations of the Business, the Buyer, its Affiliates and their representatives have and will become aware of confidential information and confidential documents relating to the Excluded Assets and other aspects of the Sellers’ respective business (the “Other Confidential Information”), and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to the Sellers. All Other Confidential Information reviewed by the Buyer, its Affiliates or their representatives in connection with this Acquisition Agreement or the transactions contemplated hereby shall be kept confidential and shall not (except as required by applicable judicial order, regulation or law, and only after compliance with this Section 6.9(b)), be disclosed or used by the Buyer, its Affiliates or its representatives without Richardson’s prior written consent. With respect Other Confidential Information, as soon as practicable following Closing: (i) the Buyer shall, and shall cause its Affiliates and their respective representatives to either (x) promptly destroy or cause the destruction of all copies of the written or electronic Other Confidential Information (including any copies thereof or extracts therefrom), in the Buyer’s, its Affiliates’ or their respective representatives’ possession and confirm such destruction to Richardson in writing or (y) promptly deliver to the disclosing Seller at the Buyer’s own expense all copies of the written and electronic Other Confidential Information; and (ii) the Buyer shall (and shall cause its Affiliates to) keep confidential and shall not use any Other Confidential Information unless required to disclose such information or documents pursuant to judicial order, regulation or law, and only after compliance with this Section 6.9(b). If the Buyer or any of its Affiliates or representatives is requested pursuant to, or required by applicable law, regulation or legal proceedings to disclose any Other Confidential Information, the Buyer shall, and shall cause its Affiliates to, (i) promptly notify Richardson in writing so that Richardson may seek a protective order or other appropriate remedy or, in Richardson’s sole discretion, waive compliance with the terms of this Section 6.9 in such instance, and (ii) provide reasonable cooperation and assistance to the Sellers in opposing or limiting the compelled or required disclosure. In the event that no such protective order or other remedy is obtained, or that Richardson waives compliance with the terms of this Section 6.9 in such instance, the Buyer shall, and shall cause its Affiliates to, furnish only that portion of the Other Confidential Information, which the Buyer is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information and documents.

(c) Following the Closing, Richardson shall keep, and shall cause its Affiliates to keep, confidential any non-public, proprietary, confidential information, including any non-public, proprietary, confidential information included in any Intellectual Property, know-how, trade secrets, customer lists, details of any Contracts, pricing policies, operational methods, marketing plans or strategies, products development techniques, plans or processes of the Business (“Richardson Confidential Information”) that they may have and such information shall not (except as required by applicable judicial order, regulation or law, and only after compliance with this Section 6.9(c)) be disclosed by Richardson or its Affiliates without the Buyer’s prior written consent. If Richardson or any of its Affiliates or representatives is requested pursuant to, or required by applicable law, regulation or legal proceedings to disclose any Richardson Confidential Information, Richardson shall, and shall cause its Affiliates to, (i) promptly notify the Buyer in writing so that the Buyer may seek a protective order or other appropriate remedy or, in the Buyer’s sole discretion, waive compliance with the terms of this Section 6.9 in such instance, and (ii) provide reasonable cooperation and assistance to the Buyer in opposing or limiting the compelled or required disclosure. In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 6.9 in such instance, Richardson shall, and shall cause its Affiliates to, furnish only that portion of the Richardson Confidential Information, which Richardson is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information and documents.

(d) The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Acquisition Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both Richardson and the Buyer (which approval shall not be unreasonably withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law, in which case the Party making such disclosure will first provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.

6.10 Cooperation. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and, on the Closing Date, the International Acquisition Agreements and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Acquisition Agreement. In connection with the Liabilities assumed by the Buyer and the Liabilities retained by Sellers pursuant to this Acquisition Agreement, each of the Parties hereto shall, and shall cause their Affiliates and employees to, aid, cooperate with and assist the other Party in their defense of such assumed or retained Liabilities, by, among other things, providing such other Party with full access to pertinent records at such times as such other party or parties may reasonably request. With respect to the assignment of Intellectual Property, Sellers and the Buyer shall reasonably cooperate for the purposes of transferring the responsibility to administer and maintain the Intellectual Property to the Buyer, including but not limited to the furnishing to the Buyer of all material computer files, correspondence, and other records relating to the taxes, renewals, and all other filings and maintenance relating to the Intellectual Property.

6.11 Insurance. The Parties agree that the Buyer shall not have the benefit of or access to any insurance policies of Richardson or its Affiliates, including the self-insurance programs maintained by Richardson or any of its Affiliates.

6.12 Use of Sellers and Richardson Names and Marks.

(a) Except as permitted by the Trademark License, the Buyer will cease all use of all trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations comprising or likely to be confused with the mark RICHARDSON or the RICHARDSON logo, or any other marks listed on Disclosure Schedule 2.2(i), in any fashion or combination, as well as eliminate the use of any other designation indicating affiliation with Sellers, Richardson or any of their Affiliates, as soon as practicable after the Closing Date but not more than ninety (90) days after the Closing Date; provided, however, that with respect to stationery, checks, contracts, purchase orders, agreements and other business forms and writings, which could result after the Closing Date in a legal commitment of Sellers, Richardson or any of their Affiliates, the Buyer will cease immediately after the Closing Date any use of the designations set forth on Disclosure Schedule 2.2(i) as well as of any other designation indicating affiliation after the Closing Date with Sellers, Richardson or any of their Affiliates. Within ten (10) Business Days after the Closing Date, the Buyer shall notify, in writing, all customers, suppliers and financial institutions having current business relationships with the Business that the Business has been acquired from Sellers by the Buyer. The Buyer hereby agrees to indemnify Sellers and Richardson with respect to any liability resulting from the foregoing, including, without limitation, the use of any such trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations except to the extent such liability arises due to a defect in any such trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations existing prior to the Effective Time.

(b) Notwithstanding Section 6.12(a), at Closing the Sellers and the Buyer shall enter into a trademark license agreement substantially in the form of Exhibit E (the “Trademark License”), which shall grant to the Buyer a worldwide, perpetual, royalty-free, non-exclusive right and license to the Intellectual Property set forth on Disclosure Schedule 1.115 for use in connection with the sale, offering for sale, advertising and promotion of goods and services of the Business.

(c) Notwithstanding Section 6.12(a), for the three (3) year period commencing after the Closing Date, Sellers shall maintain on the home page of its Internet website at www.rell.com: (i) a clear notice that the Business has been sold by the Sellers to the Buyers; and (ii) a hyperlink to an alternate URL promoting the Business, which URL shall be determined by Arrow in its sole discretion, provided that such URL complies with the provisions of this Acquisition Agreement and the Trademark License Agreement.

6.13 Richardson Software. Buyer covenants that it shall and hereby does grant to Sellers a world-wide, perpetual, royalty-free license to use, reproduce, distribute copies of or prepare derivative works based upon the Richardson Software for Sellers’ internal use and that it shall not object, oppose or otherwise interfere with Seller’s right to use, reproduce, distribute copies of or prepare derivative works based upon the Richardson Software for Sellers’ internal use.

6.14 Other Offers.

(a) Subject to Section 6.14(b), from the date of this Acquisition Agreement until the earlier of the Effective Time and the termination of this Acquisition Agreement pursuant to Section 10.2, Richardson shall not, nor shall it authorize or permit any of its Affiliates, subsidiaries, or any of its or their respective officers, directors or employees of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) to (i) directly or indirectly solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Acquisition Proposal (each, a “Third Party Acquisition Agreement”) or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal

(b) Notwithstanding anything to the contrary in Section 6.14(a), at any time after the date of this Acquisition Agreement and prior to the receipt of the Richardson Stockholder Approval, Richardson may, in response to an unsolicited Acquisition Proposal which did not result from a breach of Section 6.14(a), (i) furnish information with respect to Richardson and its Affiliates to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality and standstill agreement not less restrictive of the other party than the Confidentiality Agreement, except that such confidentiality and standstill agreement between Richardson and such Person shall not contain any provisions that would prevent Richardson from complying with its obligations to provide the required disclosure to the Buyer pursuant to this Section 6.14 and (ii) participate in discussions or negotiations with such Person and its Representatives regarding any Acquisition Proposal, if the Richardson Board (A) believes in good faith the Acquisition Proposal to be bona fide, (B) determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that the unsolicited Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (C) determines that the failure to take any of the above actions would not be consistent with its fiduciary duties to the stockholders of Richardson under Delaware Law and (D) complies in all material respects with the requirements set forth in Section 6.14(e); provided, however, that Richardson shall promptly provide to the Buyer any material non-public information concerning Richardson or any of its Affiliates that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided to the Buyer. Upon execution of this Acquisition Agreement, Richardson, its subsidiaries and its and their respective Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal, and will request, to the extent permitted under the applicable confidentiality agreement, the prompt return or destruction of any confidential information previously furnished to such Persons that has not been previously returned to Richardson. Richardson shall ensure that its Representatives are aware of the provisions of this Section 6.14, and any violation of the restrictions contained in this Section 6.14 by its Board of Directors (including any committee thereof) or its Representatives shall be deemed to be a breach of this Section 6.14 by Richardson.

(c) (A) Except as expressly permitted by this Section 6.14(c), (i) the Richardson Board and any committee thereof shall not (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, its Richardson Board Recommendation (the “Richardson Withdrawal Recommendation”) or (y) approve or recommend or propose publicly to approve or recommend to the holders of Richardson Common Stock, or otherwise permit or cause Richardson to accept or enter into, an Acquisition Proposal (any action described in this clause (i) being referred to as a “Richardson Adverse Recommendation Change”), (ii) neither Richardson nor any of its subsidiaries shall approve, recommend, publicly propose or enter into any Third Party Acquisition Agreement, (iii) neither Richardson nor any of its subsidiaries shall release any third party from, or waive any provisions of, any confidentiality and standstill agreement to which Richardson is a party except to the extent the Richardson Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of a confidentiality or standstill agreement would not be consistent with the Richardson Board’s fiduciary duties to the stockholders of Richardson under Delaware Law, and (iv) neither the Richardson Board nor any committee thereof shall agree or resolve to take any actions set forth in clause (i), (ii) or (iii) of this sentence. (B) Notwithstanding the foregoing, prior to the Richardson Stockholder Approval, subject to Section 6.14(d), if the Richardson Board (i) receives an Acquisition Proposal that has not resulted from a breach of Richardson’s obligations under this Section 6.14 and that it determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) constitutes a Superior Proposal, and (ii) determines in good faith (after consultation with outside legal counsel) that failure to take any of the following actions would not be consistent with its fiduciary duties to the stockholders of Richardson under Delaware Law, then the Richardson Board may (x) make a Richardson Adverse Recommendation Change and/or (y) cause Richardson to enter into a Third Party Acquisition Agreement with respect to such Superior Proposal, but only if Richardson shall have concurrently with entering into such Third Party Acquisition Agreement terminated this Acquisition Agreement pursuant to Section 10.2(a)(viii).

(d) If the Richardson Board determines to effect a Richardson Adverse Recommendation Change as provided in Section 6.14(c)(B)(ii)(x) or to authorize the Sellers to enter into a Third Party Acquisition Agreement with respect to Superior Proposal as provided in Section 6.14(c)(B)(ii)(y), such Richardson Adverse Recommendation Change or Third Party Acquisition Agreement (as applicable) may only become effective after the end of the fifth (5th) day following the Buyer’s receipt of written notice from Richardson (a “Richardson Adverse Recommendation Notice”) advising the Buyer that the Richardson Board intends to effect such Richardson Adverse Recommendation Change, or to authorize Richardson to enter into such Third Party Acquisition Agreement, which notice shall contain a copy of the Superior Proposal to which such Richardson Adverse Recommendation Change or Third Party Acquisition Agreement relates; provided that any material amendment to the terms of such Superior Proposal after the initial Richardson Adverse Recommendation Notice shall require a new Richardson Adverse Recommendation Notice and restart the five (5) day period referred to above. In determining whether to effect a Richardson Adverse Recommendation Change or to cause the Sellers to enter into a Third Party Acquisition Agreement in response to a Superior Proposal, in each case, as provided in Section 6.14(c), the Richardson Board shall negotiate in good faith with Buyer and its Representatives (to the extent Buyer desires to negotiate) with respect to any offer from Buyer and take into account in good faith any changes to the terms of this Acquisition Agreement proposed by the Buyer (in response to a Richardson Adverse Recommendation Notice or otherwise) in determining whether such Acquisition Proposal still constitutes a Superior Proposal.

(e) Richardson shall, within 48 hours of receipt of an Acquisition Proposal, advise the Buyer orally and in writing of such Acquisition Proposal, and the identity of the person making any such Acquisition Proposal and the material terms of any such Acquisition Proposal. Richardson shall keep the Buyer reasonably informed of the status (including any change to the terms thereof) of any such Acquisition Proposal.

(f) Nothing contained in this Section 6.14 or elsewhere in this Agreement shall prohibit Richardson from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure other than (x) a “stop-look-and-listen” communication to the stockholders of Richardson pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Richardson), (y) an express rejection of any applicable Acquisition Proposal or (z) an express reaffirmation of the Richardson Board Recommendation to the stockholders of Richardson to vote in favor of a resolution approving the transactions contemplated herein shall be deemed to be a Richardson Adverse Recommendation Change or (ii) making any disclosure to Richardson’s stockholders if, in the good faith judgment of the Richardson Board after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall Richardson or the Richardson Board or any committee thereof take, agree or resolve to take any action prohibited by Section 6.14(c). Richardson shall not submit to the vote of its stockholders any Acquisition Proposal or Superior Proposal prior to the termination of this Acquisition Agreement.

(g) For purposes of this Acquisition Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer relating to a possible (A) amalgamation, merger, consolidation, tender offer or similar transaction involving the Business or any Seller, other than an amalgamation, merger, consolidation or similar transaction involving any Seller but not involving the Purchased Assets or Assets to which the Buyer receives benefit under the Transition Services Agreement or the Manufacturing Agreement; (B) sale, lease or other disposition, directly or indirectly (including by way of merger, consolidation, share or unit exchange or otherwise) of any of the Purchased Assets or Assets to which the Buyer receives benefit under the Transition Services Agreement or the Manufacturing Agreement, other than the sale, lease or other disposition of the Purchased Assets used, consumed, replaced or sold in the Ordinary Course; (C) issuance, sale or other disposition of (including by way of merger, consolidation, share or unit exchange or otherwise) any Seller’s securities (or options, rights or warrants to purchase or securities convertible into, such securities) other than option grants to employees of the Sellers in the Ordinary Course of the Business or any issuance, sale or other disposition that will close after the Closing Date and shall not preclude the consummation of the Closing; (D) liquidation, dissolution, recapitalization or other similar type of transaction with respect to a Seller other than any of the Purchased Assets or Assets to which the Buyer receives benefit under the Transition Services Agreement, the Manufacturing Agreement or any such transaction that will close after the Closing Date and shall not preclude the consummation of the Closing; (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; or (F) public announcement of an agreement, proposal, plan or intent to do any of the foregoing; provided, however, that the term “Acquisition Proposal” will not include (X) the transactions contemplated hereby or (Y) any transaction not involving the Purchased Assets or Assets to which the Buyer receives benefit under the Transition Services Agreement or the Manufacturing Agreement.

(ii) “Superior Proposal” means any bona fide Acquisition Proposal made by a third party (A) on terms which the Richardson Board determines in good faith, after consultation with Richardson’s outside legal counsel and qualified financial advisors, to be more favorable from a financial point of view to the holders of Richardson Common Stock than the transactions contemplated by this Acquisition Agreement, taking into account all the terms and conditions of such proposal, and this Acquisition Agreement (including any proposal by the Buyer to amend the terms of this Acquisition Agreement and the transactions contemplated by this Acquisition Agreement) and (B) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that the Richardson Board shall not so determine that any such proposal is a Superior Proposal prior to complying in all material respects with Section 6.14(e) with respect to such proposal.

6.15 Facilitation of Claims Processing. In the event that after Closing, any person asserts any claims relating to any Retained Product Claims, then the Buyer shall, if such claims are covered by warranties provided by manufacturers or suppliers, facilitate the processing of such claims by such person with the manufacturer or supplier; provided, however, that the Buyer shall not be obligated to commence litigation or to take any other action to enforce such claims against the manufacturer or supplier.

6.16 Delivery of Monthly Financials. Until the Closing Date, the Sellers shall, as promptly as practicable but in no event later than thirty (30) days after the end of each calendar month, prepare and deliver to the Buyer any unaudited balance sheet and statements of operations of the Business for such calendar month. Such unaudited statements shall be prepared on a basis consistent with the preparation of the Financial Statements.

6.17 Non-Compete and Non-Solicit Provisions.

(a) For a period of three (3) years from and after the Closing Date, the Sellers shall not and each Seller will cause its Affiliates (including without limitation Edward Richardson, the current Chief Executive Officer of Richardson) not to manufacture, distribute, market or sell any RFPD Products or any RFPD Competitive Products anywhere in the world; provided, however, that the foregoing will not restrict or prohibit (i) Richardson or any of its Affiliates from fulfilling any obligations or exercising any rights that any of them may have under the Manufacturing Agreement, (ii) Sellers or any of their Affiliates from maintaining and/or undertaking passive investments in Persons primarily engaged in any such business, provided the aggregate interest represented by such investments does not exceed three percent (3%) of any class of the outstanding equity or debt securities of any such Person, (iii) the Sellers or their Affiliates from acquiring (by asset purchase, stock purchase, merger, consolidation or otherwise) any business which competes with the Business (a “Competing Business”) which (A) has revenues derived from such competition with the Business of less than five percent (5%) of the revenues of such acquired business for such fiscal year, and (B) the Sellers or its Affiliates who acquired such Competing Business use their respective best efforts to promptly (and in any event within twelve (12) months after such acquisition) divest (by asset purchase, stock purchase, spin-off, split-off, merger, consolidation or otherwise) or discontinue, shut down or cease operations of the Competing Business, (iv) the Sellers or any of their Affiliates from continuing to manufacture, distribute, market or sell products distributed, marketed or sold by the Richardson Canvys Division or the Richardson Electron Device Group as of the Closing Date, including, but not limited to, any products sold by or for which commission on the sale thereof was earned by either the Richardson Canvys Division or the Richardson Electron Device Group during the two (2) years prior to Closing, as indicated in the financial records of the Sellers, or (v) the Sellers or any of their Affiliates from manufacturing RFPD Products or RFPD Competitive Products, but only in such instances that Sellers or any of their Affiliates either (A) are operating as a contract manufacturer, manufacturing to a customer’s specification and selling only to such customer, or (B) first offer the Business the opportunity to purchase such product for distribution; provided that if the Business does not accept such offer to purchase, the Sellers shall only be permitted to sell such product to another purchaser at a price equal to or greater than the price offered to the Business, provided, further, that all components utilized for the products specified in (A) and (B) above must be purchased from the Business unless such components are not offered for sale to the Sellers at market competitive prices, delivery and other terms.

(b) For a period of three (3) years from and after the Closing Date, the Buyer shall not and shall cause its Affiliates not to manufacture, distribute, market or sell any electron tubes (“EDG Business”) anywhere in the world; provided, however, that the foregoing will not restrict or prohibit (i) the Buyer or any of its Affiliates from maintaining and/or undertaking passive investments in Persons primarily engaged in any EDG Business, provided the aggregate interest represented by such investments does not exceed three percent (3%) of any class of the outstanding equity or debt securities of any such Person or (ii) the Buyer or its Affiliates from acquiring (by asset purchase, stock purchase, merger, consolidation or otherwise) any business which competes with the EDG Business (a “Competing EDG Business”) which (A) has revenues derived from such competition with the EDG Business of less than five percent (5%) of the revenues of such acquired business for such fiscal year, and (B) the Buyer or its Affiliates who acquired such Competing EDG Business use their respective best efforts to promptly (and in any event within twelve (12) months after such acquisition) divest (by asset purchase, stock purchase, spin-off, split-off, merger, consolidation or otherwise) or discontinue, shut down or cease operations of the Competing EDG Business.

(c) Other than with respect to the Transferred Employees set forth on Disclosure Schedule 6.17(c), for a period of three (3) years from and after the Closing Date, the Sellers agree that they shall take no action, formal or informal, direct or indirect, to (A) solicit the employment of any Transferred Employees while such person is, or was within the twelve (12) month period prior to his or her solicitation of employment, an employee of Buyer or one of its Affiliates, other than through general advertising not specifically directed at such Employees, (B) hire any Transferred Employees while such person is, or was within the twelve (12) month period prior to his or her offer of employment, an employee of Buyer or one of its Affiliates, or (C) solicit, entice, induce or encourage any Transferred Employees or any other employee, consultant or independent contractor of the Buyer to terminate his, her or its relationship with the Buyer in order to become an employee of, or a consultant or independent contractor to, a person other than Buyer.

(d) Other than the solicitation of Employees contemplated by this Acquisition Agreement, for a period of three (3) years from and after the Closing Date (subject to any local Laws that may be applicable to any given employee), the Buyer agrees that it shall take no action, formal or informal, direct or indirect, to (A) solicit the employment of any person while such person is, or was within the twelve (12) month period prior to his or her solicitation of employment, an employee of the Sellers other than through general advertising not specifically directed at such Employee, (B) hire any employee of a Seller while such person is, or was within the twelve (12) month period prior to his or her offer of employment, an Employee of such Seller or one of its Affiliates (other than as provided in Section 5.1), or (C) solicit, entice, induce or encourage any employee of the Sellers (other than in connection with the Business) or any consultant or independent contractor of the Seller to terminate his, her or its relationship with the Sellers in order to become an employee of, or a consultant or independent contractor to, a person other than a Seller.

(e) Each Party hereto acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 6.17 are fair and reasonably required for the protection of the other Party. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.17 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Acquisition Agreement will be enforceable against the parties as so modified. Each Party hereto agrees that any violation of the covenants contained in this Section 6.17 is likely to cause irreparable damage to the other Party; therefore, in addition to any other remedies the other Party may have under this Acquisition Agreement or otherwise, the other Party will be entitled to seek an injunction from any court of competent jurisdiction restraining the Party violating the covenant or any of their Affiliates from committing or continuing any violation of this Section 6.17, and the Party violating the covenant shall not contest such injunctive relief on the basis that there is an adequate remedy at law for any such violation or threatened violation of this Section 6.17.

6.18 Canadian Tax Covenants.

(a) Subject to the other provisions of this Section 6.18 and notwithstanding Section 2.8(a), the entity designated as the purchaser of assets from Canadian Seller (“Canadian Buyer”) shall pay to Canadian Seller or directly to the appropriate Governmental Authorities as required by applicable Law, all sales and transfer taxes, registration charges and transfer fees, including all GST, HST and Quebec Sales Tax payable by it in respect of the purchase and sale of the Canadian Purchased Assets under this Agreement. Canadian Buyer shall indemnify Canadian Seller for any amounts, including interest and penalties, that may be assessed against Canadian Seller arising out of the failure of Canadian Buyer to pay, when due, any Taxes described in this Section 6.18(a).

(b) In respect of the purchase and sale of the Canadian Purchased Assets under this Agreement, the Canadian Buyer shall not require the Canadian Seller to comply or assist the Canadian Buyer to comply with the requirements of section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable provincial or territorial tax legislation. Notwithstanding the foregoing, the Canadian Seller shall indemnify and save harmless the Canadian Buyer, its directors, officers, employees, agents and shareholders, on an after Tax basis, from and against all Losses incurred, directly or indirectly, arising from or as a result of such non compliance.

(c) Canadian Seller and Canadian Buyer acknowledge and agree that the assets sold by Canadian Seller constitute a business of Canadian Seller and comprise all or substantially all of the property reasonably necessary for Canadian Buyer to be capable of carrying on the business as a business. Canadian Buyer and Canadian Seller shall jointly elect under subsection 167(1) of Part IX of the Excise Tax Act (Canada), section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Canadian Purchased Assets under this Acquisition Agreement and shall make such election(s) in prescribed form containing prescribed information. Canadian Buyer shall file such election(s) in compliance with the requirements of the applicable legislation.

(d) If proposed section 56.4 of the Income Tax Act (Canada) is enacted in a form substantially similar to the one in Clause 27(1) of Special Release IT 10-6, Draft Technical Income Tax Legislation and Explanatory (Technical) Notes, Replacing Former Bill C-10 (2007) (July 16, 2010) and is applicable to this Acquisition Agreement, then, in respect of the non-competition covenants contained in this Acquisition Agreement, Canadian Buyer and Canadian Seller agree to jointly execute any necessary or desirable elections under section 56.4 of the Income Tax Act (Canada) and any corresponding provision of any applicable provincial tax legislation such that (i) subsection 56.4(5) of the Income Tax Act (Canada) (and any corresponding provision of a provincial tax legislation) applies; (ii) subsection 56.4(2) of the Income Tax Act (Canada) (and any corresponding provision of a provincial tax legislation) does not apply; and (iii) any amount allocated by the parties to or regarded by a tax authority as being the consideration for a “restrictive covenant” (within the meaning of subsection 56.4(1) of the Income Tax Act (Canada) and any corresponding provision of a provincial tax legislation) shall be on account of capital. Canadian Seller shall prepare all forms for the purposes hereof and file such elections, together with such accompanying documents, as may be required, within the prescribed delays. Canadian Seller agrees to indemnify and hold harmless Canadian Buyer in respect of any tax, penalties, and interest that may be assessed against Canadian Buyer in respect of the non-competition covenants contemplated by this Acquisition Agreement.

(e) If applicable, Canadian Buyer and Canadian Seller shall make the joint election under subsections 20(24) and (25) of the Income Tax Act (Canada) and the comparable provisions of any applicable provincial legislation and Canadian Buyer and Canadian Seller shall cooperate fully in the filing of such elections in the manner required by the Income Tax Act (Canada) and applicable provincial legislation. In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Canadian Buyer and Canadian

Seller shall make and file, in a timely manner, a joint election(s) to have the rules in Section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax Law, apply in respect of the Accounts Receivable being sold by Canadian Seller and shall designate that portion of the Purchase Price allocated to the Accounts Receivable being sold by Canadian Seller in accordance with the allocation described in Section 2.9.

6.19 China Covenants. The parties agree that all existing addresses of the Seller entities in China may continue to be used by such entities as their legal addresses (only for Chinese government record purposes and no other purposes) for up to a period of eighteen (18) months following the Closing; provided however, that if (i) applicable local Laws require that the Buyer register its business activities at such addresses into appropriate forms of business (including without limitation, branch companies) at the local commerce authority and the local administration for industry and commerce; and (ii) despite the reasonable efforts of the Buyer, the local commerce authority and the local administration for industry and commerce refuses to grant such registration at such addresses unless and until the applicable Seller deregisters its existing legal addresses at such addresses, then the Seller shall deregister their legal addresses at the Seller’s costs within 90 days after the applicable Buyer so notifies the applicable Seller in writing. Subject to the foregoing arrangement and the terms of any transitional arrangements between the parties, (i) immediately following the Closing or at a later time when the applicable Seller is considered under applicable laws of the location of the relevant real property in China having changed its legal address, such Seller shall file an address change for such change, and (ii) such Seller shall, if reasonably requested by the Buyer, provide assistance at Buyer’s cost and on Buyer’s account, to the Buyer for Buyer’s registration of an appropriate form of business as may be required by the applicable laws of the location of the relevant real property, provided nothing here shall excuse the Buyer or any of its Affiliates in China from obtaining any license or permit required for such entity to acquire the Assets or operate the Business in China or employ such Employees pursuant to Section 5.1.

6.20 Licenses and Permits. Richardson shall and shall cause the other Sellers to use commercially reasonable efforts to cooperate with and assist the Buyer and its Affiliates (i) in transferring all transferrable Licenses and Permits to the Buyer or its designated Affiliate to the extent such Licenses and Permits are not necessary or desirable for Richardson or any of the other Sellers after the Closing, and (ii) in obtaining for the Buyer of its designated Affiliate, on a post-Closing basis, those Licenses and Permits as may be necessary to operate and conduct the Business as now conducted or to occupy any premises in which the Business is operated or conducted.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligation of the Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by the Buyer:

7.1 Accuracy of Representations and Warranties. Each of the representations and warranties made by each of the Sellers in this Acquisition Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects without regard to any materiality qualifier thereon on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date; provided, however, that the condition set forth in this Section 7.1 shall be deemed satisfied unless such failure of any one or more of the representations and warranties made by the Sellers in this Acquisition Agreement to be true and correct in all material respects shall constitute a Material Adverse Effect in excess of $7,000,000; provided, further, that this Section 7.1 shall not prohibit or modify Buyer’s post-Closing right to be indemnified by Richardson, and Richardson’s post-Closing right to indemnify Buyer, pursuant to Section 9.1(b) for breaches of representations or warranties as of the execution of this Acquisition Agreement or as of the Closing Date.

7.2 Performance of Obligations. Each Seller shall have performed in all material respects all obligations required to be performed by such Seller under this Acquisition Agreement at or prior to the Closing.

7.3 Officer’s Certificate. Richardson shall deliver to the Buyer at the Closing a certificate of an officer of Richardson certifying that the conditions stated in Section 7.1 and Section 7.2 for each Seller have been fulfilled.

7.4 Consents and Approvals. All Required Consents listed on Disclosure Schedule 6.6 shall have been obtained and shall be in full force and effect. The filing and waiting period requirements of the HSR Act and all other applicable Antitrust Laws shall have been duly complied with.

7.5 No Contrary Judgment. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Acquisition Agreement.

7.6 Richardson Stockholder Approval. The Richardson Stockholder Approval shall have been obtained.

7.7 Deliveries. Richardson shall have made or tendered, or caused to be made or tendered, delivery to the Buyer (or such Affiliates of the Buyer as the Buyer may direct) the following documents:

(a) bills of sale, deeds or other applicable documents of transfer necessary to effect the sale of the Purchased Assets which shall comply in all material respects with all tax and regulatory requirements of applicable Law of the corresponding jurisdiction, including a counterpart of each International Acquisition Agreement, as may be reasonably requested by the Buyer (or an Affiliate of Buyer) to effect or evidence the transfer of the Purchased Assets and the Assumed Liabilities to the Buyer, in each case duly executed by an authorized officer of the applicable Seller;

(b) an executed counterpart signature page to each Related Agreements, duly executed by Richardson or its Affiliates, as applicable; and

(c) the certificate required by an officer of Richardson pursuant to Section 7.3.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF RICHARDSON

The obligation of Richardson to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Richardson:

8.1 Accuracy of Representations and Warranties. Each of the representations and warranties made by the Buyer in this Acquisition Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects without regard to any materiality qualifier thereon on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

8.2 Performance of Obligations. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Acquisition Agreement at or prior to the Closing.

8.3 Officer’s Certificate. The Buyer shall deliver to Richardson at the Closing a certificate of an officer of the Buyer certifying that the conditions stated in Section 8.1 and Section 8.2 have been fulfilled.

8.4 Consents and Approvals. The filing and waiting period requirements of the HSR Act and all other applicable Antitrust Laws shall have been duly complied with.

8.5 No Contrary Judgment. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Acquisition Agreement.

8.6 Richardson Stockholder Approval. The Richardson Stockholder Approval shall have been obtained.

8.7 Deliveries. The Buyer shall have made or tendered, or caused to be made or tendered, delivery to Richardson of the Closing Purchase Price in accordance with Section 2.6 and the following documents:

(a) an executed counterpart signature page to each Related Agreements, duly executed by the Buyer;

(b) an executed counterpart signature page to each International Acquisition Agreement, duly executed by the Buyer;

(c) the certificate required by an officer of the Buyer pursuant to Section 8.3; and

(d) such other customary documents, instruments or certificates as shall be reasonably requested by Richardson and as shall be consistent with the terms of this Acquisition Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Richardson. Subject to the limitations set forth in this ARTICLE IX, and notwithstanding the closing conditions set forth in Section 7.1, Richardson shall indemnify and hold harmless the Buyer and its directors, shareholders, officers and Employees (in their capacity as such), and its and their Affiliates and agents (in all, the “Buyer Indemnified Persons”) against and in respect of any and all Losses incurred directly or indirectly, in connection with, arising from or as a result of:

(a) any breach, non-fulfillment or violation of the covenants made in this Acquisition Agreement by Richardson or any of its Affiliates;

(b) any breach of any of the representations and warranties made in this Acquisition Agreement by Richardson;

(c) the ownership, use or possession of the Excluded Assets;

(d) the Retained Liabilities;

(e) the license granted to Sellers for the Richardson Software set forth on Schedule 6.13; or

(f) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of any Seller or any of its Affiliates on or prior to the Closing Date.

9.2 Indemnification by the Buyer. Subject to the limitations set forth in this ARTICLE IX, the Buyer shall indemnify and hold harmless Richardson and each Seller and its and their directors, shareholders, officers and employees (in their capacity as such), and their Affiliates and agents against and in respect of any and all Losses incurred directly or indirectly in connection with, arising from or as a result of:

(a) any breach, non-fulfillment or violation of the covenants made in this Acquisition Agreement by the Buyer or any of its Affiliates;

(b) any breach of any of the representations or warranties made in this Acquisition Agreement by the Buyer;

(c) the Assumed Liabilities; or

(d) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of the Buyer or any of its Affiliates on or prior to the Closing Date.

9.3 Notice and Payment of Losses. Upon obtaining knowledge of any Loss, any Person entitled to indemnification under Section 9.1 or Section 9.2 (the “Indemnified Party”) shall give written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted and any other relevant information in the possession of the Indemnified Party (such written notice being hereinafter referred to as a “Notice of Claim”). If the Indemnifying Party disputes such claim of indemnification, it shall notify the Indemnified Party thereof within thirty (30) days after receipt of the Notice of Claim. If the dispute has not been resolved within thirty (30) days after the parties first meet to attempt such resolution, either party may initiate litigation in accordance with this Acquisition Agreement. If the Indemnifying Party does not dispute the Indemnified Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within thirty (30) days after receipt of the Indemnified Party’s Notice of Claim.

9.4 Defense of Third Party Claims. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Party hereunder) (“Third Person”), the Indemnified Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Indemnified Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”) at its sole cost and expense; provided that the Indemnifying Party notified the Indemnified Party in writing of its election to indemnify the Indemnified Party with respect to such Third Person Claim; and provided further that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case the Indemnifying Party shall assume the reasonable fees and expenses of such representation. For the avoidance of doubt, a claim or challenge asserted by a governmental agency, including without limitation, the IRS or the U.S. Department of Commerce, against an Indemnified Party shall be considered a Third Person Claim hereunder. In the event the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Person Claim, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter, and the Indemnifying Party shall be responsible for the reasonable fees and expenses incurred by the Indemnified Party in connection with such defense. In the event the Indemnifying Party does not offer reasonable assurances to the Indemnified Party as to the Indemnifying Party’s financial capacity to satisfy any final judgment or settlement, following a request from the Indemnified Party for such assurances, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter on the same basis as the immediately preceding sentence. The failure of the Indemnifying Party to respond in writing to the Notice of Claim within thirty (30) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim, (a) the Indemnified Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

9.5 Survival of Representations and Warranties. All of the representations and warranties made by any Party in ARTICLE III and ARTICLE IV shall survive following the Closing Date through and including March 31, 2012, and thereafter to the extent a Notice of Claim is made within such period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim; provided that (a) the representations and warranties set forth in Sections 3.1(a) and (c), 3.2, 3.3(a), 3.24, 4.1(a) and (c), 4.2 and 4.3 hereof shall survive the Closing indefinitely, and (b) the representations and warranties set forth in Sections 3.8, 3.11, 3.15, 3.17, 3.20 and 3.21 hereof shall survive the Closing until 30 days after the expiration of the statute of limitations applicable to the matters set forth therein. No party shall be entitled to indemnification for breach of any representation and warranty set forth in ARTICLE III and ARTICLE IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.6 Limitation on Indemnification.

(a) The provisions for indemnity under Sections 9.1(b) and 9.2(b) shall be effective only when the Loss related to any individual item for which indemnification is sought exceeds $10,000 (the “DeMinimis”), and such Losses for which indemnification is sought (excluding any Losses that do not exceed the DeMinimis) exceed U.S. $2,100,000 in the aggregate (the “Indemnification Basket”), in which case the Indemnified Party shall be entitled to indemnification of the Indemnified Party’s Losses only in excess thereof; provided, however, that the Indemnification Basket shall not apply in any manner whatsoever to any breach of a representation or warranty contained in Sections 3.1(a) and (c), 3.2, 3.3(a), 3.8 and 3.24 and Sections 4.1(a) and (c), 4.2 and 4.3.

(b) The indemnification obligations of Richardson pursuant to Section 9.1(b) shall be effective only until the dollar amount paid by Richardson in respect of all Losses indemnified against under such Section aggregates U.S. $42,000,000; provided, however, that the limitations on the indemnification contained in this Section 9.6(b) shall not apply with respect to (i) Losses arising under fraud, intentional misrepresentations or criminal acts, (ii) Losses relating to matters covered by Sections 3.1(a) and (c), 3.3(a), 3.8, and 3.24 or (iii) any obligation of Richardson to make payment under Section 2.7(f).

(c) All indemnification obligations shall be paid in U.S. Dollars in the United States, provided that to the extent that any indemnification obligations arise out of amounts paid by an Indemnified Party in a currency other than U.S. Dollars, such amount shall be converted to and be payable in U.S. Dollars converted at the currency exchange rate reported in the Wall Street Journal on the day prior to the date of any such payment, unless required by local Laws to be payable in the local currency thereof.

(d) Notwithstanding anything in this Acquisition Agreement to the contrary, no Liability, obligation, contract or other matter shall constitute a breach of any representation or warranty of Richardson or entitle the Buyer Indemnified Persons to indemnification hereunder, to the extent, but only to the extent, of the amount of such Liability, obligation, Contract or other matter was provided for in the Closing Date Working Capital Statement.

(e) Any payment made by an Indemnifying Party to an Indemnified Party pursuant to this ARTICLE IX in respect of any claim (i) will be net of any insurance proceeds received or receivable by the Indemnified Party in respect of such claim and (ii) will be reduced by an amount equal to any Tax benefit received or receivable by the Indemnified Party which are attributable to such claim.

9.7 Characterization and Calculation of Indemnity Payments. Any indemnification payments made pursuant to this Acquisition Agreement shall be considered, to the extent permissible under Law, as adjustments to the Closing Purchase Price for all Tax purposes.

9.8 Exclusive Remedy. The indemnification provisions set forth in this ARTICLE IX shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Acquisition Agreement, Related Agreements or any other agreement ancillary hereto executed pursuant to this Acquisition Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Notice. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Acquisition Agreement shall be deemed to have been duly given or made for all purposes if (i) hand-delivered, (ii) sent by a nationally recognized overnight courier for next Business Day delivery or (iii) sent by confirmed facsimile transmission as follows:

If to the Buyer, at:

Arrow Electronics, Inc.

50 Marcus Drive

Melville, NY 11747

Attn: Peter Brown

Facsimile: (631) 391-4379

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attn:  Howard Kelberg

  David J. Wolfson

Telephone: (212) 530-5530

Facsimile: (212) 822-5530

If to Richardson or the Sellers:

Richardson Electronics, Ltd.

40W267 Keslinger Road, P.O. Box 393

LaFox, IL 60147

Attn: Legal Department

Facsimile: (630) 208-2950

With a copy to:

Bryan Cave LLP

161 North Clark Street, Suite 4300

Chicago, IL 60601-3315

Attn: C. Brendan Johnson

Telephone: (312) 602-5030

Fax: (312) 602-5050

or at such other address as any party may specify by notice given to the other party in accordance with this Section 10.1. The date of giving of any such notice shall be the date of hand delivery, the next Business Day after delivery to the overnight courier service, or the date sent by facsimile, as the case may be.

10.2 Termination; Termination Fee.

(a) This Acquisition Agreement may only be terminated

(i) by mutual written consent of Richardson and the Buyer;

(ii) by Richardson or the Buyer, if the Closing shall not have occurred on or before April 1, 2011; provided, however, that the right to terminate this Acquisition Agreement under this Section 10.2(a)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Acquisition Agreement resulted in the failure of the transaction to be so consummated by such date;

(iii) by Richardson or the Buyer, upon the issuance of any final, nonappealable order by a court of competent jurisdiction precluding the consummation of the Closing or the transaction contemplated by this Acquisition Agreement or the Related Agreements (by injunction or otherwise), provided that the right to terminate this Acquisition Agreement under this Section 10.2(a)(iii) shall not be available to a Party if the issuance of such final, nonappealable order was primarily due to the failure of such Party to perform any of its obligations under this Acquisition Agreement;

(iv) by Richardson or the Buyer, if the Richardson Stockholder Meeting occurs and the sale of the Business on the terms set forth in this Acquisition Agreement is not approved;

(v) by the Buyer, if a Richardson Adverse Recommendation Change shall have occurred;

(vi) by the Buyer, if Richardson shall have willfully and materially breached the terms of Section 6.14 of this Acquisition Agreement in any respect adverse to the Buyer;

(vii) by the Buyer, in the event the Sellers are in breach of any representation, warranty, covenant or agreement contained in this Acquisition Agreement, and such breach, individually or in combination with any other breach, would cause any of the conditions in ARTICLE VII not to be satisfied;

(viii) by Richardson, if Richardson enters into a Third Party Acquisition Agreement providing for a Superior Proposal, in accordance with Section 6.14(c), provided, however, that Richardson may only exercise this termination right if Richardson has complied with its obligations under Section 6.14, including, without limitation, Section 6.14(d), and provided, further, that such termination shall not be effective unless concurrently therewith Richardson fulfills its obligations under Section 10.2(c)(ii); or

(ix) by Richardson, in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Acquisition Agreement, and such breach, individually or in combination with any other such breach, would cause any of the conditions in ARTICLE VIII not to be satisfied.

(b) In the event of termination of this Acquisition Agreement as provided in Section 10.2(a), written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Acquisition Agreement shall forthwith become null and void (other than Section 6.9, this ARTICLE X and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Acquisition Agreement at any time) and there shall be no liability as a result thereof on the part of any Party hereto or their respective Affiliates, except (i) any liability of the Sellers as provided in Section 10.2(c), and (ii) that nothing shall relieve any Party from liability for fraud, bad faith or any breach of this Acquisition Agreement; and provided further that where the Termination Fee (as defined below) is payable, the Sellers shall have no other liability upon termination except for liability for any willful and material breach prior to, or resulting in, such termination.

(c) In the event that (i) within eighteen (18) months after this Acquisition Agreement is terminated pursuant to Sections 10.2(a)(ii), 10.2(a)(iv) or 10.2(a)(vi) the Sellers

shall have entered into a definitive agreement for, or consummated, any transaction involving 50% or more of the assets, voting securities or equity securities of Richardson or the Sellers, including a transaction contemplated by a Superior Proposal; or (ii) this Acquisition Agreement is terminated by the Buyer pursuant to Section 10.2(a)(v) or by Richardson pursuant to Section 10.2(a)(viii), then the Sellers shall (A) in the case of termination described in (c)(i) of this Section 10.2, upon the consummation of any transaction for 50% or more of the assets, voting securities or equity securities of Richardson or the Sellers, including a transaction contemplated by a Superior Proposal, or (B) in the case of a termination described in (c)(ii) of this Section 10.2, on the date of such termination, pay the Buyer by wire transfer of immediately available funds to an account designated by the Buyer a fee equal to (x) $8,400,000 (the “Termination Fee”) and, in addition, (y) all reasonable out-of-pocket expenses, actually documented and incurred or payable by or on behalf of the Buyer in connection with or in anticipation of the transactions contemplated by this Acquisition Agreement and the Related Agreements (whether before or after the date of this Acquisition Agreement), including all attorney’s fees, financial advisor’s fees, accountants’ fees and filing fees (“Termination Expenses”); provided, however, that in no event shall the Sellers be liable to the Buyer for Termination Expenses in excess of $1,600,000, in the aggregate.

(d) The Buyer and the Sellers acknowledge and agree that the payment of the Termination Fee and Termination Expenses as contemplated by Section 10.2(c) is reasonable and not excessive in light of the nature of the transactions contemplated by this Acquisition Agreement. If the Buyer has the right to receive the Termination Fee and Termination Expenses pursuant to Section 10.2(c), such Termination Fee and Termination Expenses shall be the Buyer’s exclusive remedy for any breach by the Sellers other than for fraud or bad faith. The Parties acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated hereby and that, without these agreements, the Buyer would not enter into this Acquisition Agreement. If the Sellers fail promptly to pay the Termination Fee and Termination Expenses and, in order to obtain such payment(s), the Buyer commences a suit that results in a judgment against the Sellers for the Termination Fee and Termination Expenses, the Sellers shall pay to the Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

10.3 Entire Agreement. This Acquisition Agreement and the Schedules, Exhibits and Annexes hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relating to such subject matter. The Parties hereto agree to execute such additional transfer agreements as may be required by local law applicable to each Seller; provided, however, that in the event of any conflicting provisions, the provisions of this Acquisition Agreement shall prevail.

10.4 Severability. If any provision of this Acquisition Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Acquisition Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Acquisition Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Acquisition Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.5 Assignment; Binding Agreement. This Acquisition Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Acquisition Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that the Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by the Buyer or by the Affiliates of the Buyer. No such assignment shall relieve the Buyer of any Liability or obligation hereunder.

10.6 Counterparts. This Acquisition Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.7 Expenses. Except as otherwise provided below or elsewhere herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Acquisition Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

10.8 Headings; Interpretation. The article and section headings contained in this Acquisition Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Acquisition Agreement. Each reference in this Acquisition Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Acquisition Agreement or a Schedule or Exhibit attached to this Acquisition Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Acquisition Agreement and agree that no ambiguity herein should be construed against the draftsman. For the purposes of determining whether any amount of local currency exceeds or is less than any U.S. Dollar amount referred to in this Acquisition Agreement, the exchange rate prevailing on the relevant date (or, if the relevant date is not a Business Day, on the immediately preceding Business Day) as published in the Wall Street Journal shall be used. References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established.

10.9 Bulk Sales Laws. The Buyer and Sellers each hereby waive compliance by the Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or province.

10.10 Governing Law. This Acquisition Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts to be carried out wholly within such State.

10.11 Submission to Jurisdiction. Each Party to this Acquisition Agreement consents to submit to the non-exclusive personal jurisdiction of any federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Acquisition Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Acquisition Agreement in any other court. Each Party to this Acquisition Agreement agrees not to assert in any action or proceeding arising out of or relating to this Acquisition Agreement that the venue is improper, waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10.12 No Waiver. No disclosure of information made in this Acquisition Agreement or required to be made pursuant to this Acquisition Agreement shall be deemed to constitute a waiver of the Attorney-Client privilege or Work Product doctrine, or to the extent such disclosure could be so construed, the Parties shall enter into a mutually acceptable agreement to protect such disclosure.

10.13 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Acquisition Agreement with respect thereto. The representations and warranties contained in this Acquisition Agreement are made for purposes of this Acquisition Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities laws.

10.14 Amendment and Waiver. Subject to Section 6.2, any provision of this Acquisition Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Richardson and the Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

SIGNATURES APPEAR ON THE FOLLOWING PAGES

IN WITNESS WHEREOF, each of the Parties hereto has caused this Acquisition Agreement to be executed as of the date first above written.

ARROW ELECTRONICS, INC.

By:	/s/ Peter Brown
Name:	Peter Brown
Title:	Senior Vice President, General Counsel & Secretary

RICHARDSON ELECTRONICS, LTD.

By:	/s/ Edward J. Richardson
Name:	Edward J. Richardson
Title:	Chairman, Chief Executive Officer & President

RICHARDSON ELECTRONICS PTY LTD. (CAN 069 808 108)

By:	/s/ Thomas G. Harbrecht
Name:	Thomas G. Harbrecht
Title:	Director

RICHARDSON ELECTRONICS DO BRASIL LTDA.

By:	/s/ Enio Guedes
Name:	Enio Guedes
Title:	Delegate Manager

RICHARDSON ELECTRONICS CANADA, LTD.

By:	/s/ Thomas G. Harbrecht
Name:	Thomas G. Harbrecht
Title:	President

RICHARDSON ELECTRONICS TRADING (CHINA) CO., LTD.

By:	/s/ Cui Wei
Name:	Cui Wei
Title:	Chairman, General Manager

SANGUS RICHARDSON OY

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Director

RICHARDSON ELECTRONIQUE SAS

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	President

RICHARDSON ELECTRONICS GMBH

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Managing Director

RICHARDSON ELECTRONICS HONG KONG LIMITED

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Director

AVIV RICHARDSON LTD.

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Director

RICHARDSON ELECTRONICS KOREA, LTD.

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Director

RICHARDSON ELECTRONICS S.A. DE C.V.

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	President

RICHARDSON ELECTRONICS BENELUX BV

By:	/s/ Michiel Kloes
Name:	Michiel Kloes
Title:	Power of Attorney

RICHARDSON ELECTRONICS PTE. LTD.

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Director

RICHARDSON ELECTRONICS IBERICA S.A.

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	President

RICHARDSON ELECTRONICS NORDIC AB

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Chairman

RICHARDSON INTERNATIONAL, INC. (TAIWAN BRANCH)

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Secretary

RICHARDSON ELECTRONICS (THAILAND) LIMITED

By:	/s/ Thomas C. Harbrecht
Name:	Thomas C. Harbrecht
Title:	Director

RICHARDSON ELECTRONICS LIMITED

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Director

RICHARDSON ELECTRONICS K.K.

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Director